UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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☐	Soliciting Material Pursuant to §240.14a-12

PENNICHUCK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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25 Manchester Street
Merrimack, New Hampshire 03054
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 6, 2009
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 6, 2009.
The proxy statement, Annual Report to Shareholders and Annual Report on Form 10-K for the Year ended December 31, 2008 are available at http://www.pennichuck.com/investor/2009-sec-proxy.php.
To Our Shareholders:
The Annual Meeting of Shareholders of Pennichuck Corporation will be held at 9:00 AM (Eastern Daylight Time), on Wednesday, May 6, 2009, at the Nashua Courtyard by Marriott Hotel, 2200 Southwood Drive, Nashua, New Hampshire for the following purposes:
(1)	To elect five directors;
(2)	To act upon a proposal to amend the Pennichuck Corporation 2000 Stock Option Plan (as previously amended and restated on March 13, 2008) to provide for the issuance of restricted stock; and
(3)	To transact such other business as may properly come before the meeting or any adjournments thereof.
The Board of Directors has fixed the close of business on March 6, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Your attention is directed to the attached Proxy Statement.
By Order of the Board of Directors,

Roland E. Olivier
Secretary
Merrimack, New Hampshire
March 26, 2009
WE URGE SHAREHOLDERS TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

PENNICHUCK CORPORATION
25 Manchester Street
Merrimack, New Hampshire 03054

PROXY STATEMENT
for
2009 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 6, 2009

Annual Meeting
Why have I received these materials?
This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about April 7, 2009. The proxy is being solicited by the Board of Directors of Pennichuck Corporation (referred to throughout this Proxy Statement as “Pennichuck” or the “Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Wednesday, May 6, 2009, at 9:00 AM (Eastern Daylight Time), at the Nashua Courtyard by Marriott Hotel, 2200 Southwood Drive, Nashua, New Hampshire, and at any adjournment thereof. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
A copy of our 2008 Annual Report on Form 10-K and the Annual Report to Shareholders for the year ended December 31, 2008 have been mailed to you. Pennichuck’s proxy statement for the Meeting and the 2008 Annual Report on Form 10-K can be viewed on the Company’s website at http://www.pennichuck.com/investor/2009-sec-proxy.php.
Who is entitled to vote at the Annual Meeting?
Holders of shares of common stock of Pennichuck as of the close of business on Friday, March 6, 2009, the record date for the Annual Meeting, will be entitled to receive notice of and to vote at the Annual Meeting. As of the record date, 4,252,625 shares of our common stock were outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.
How do I vote my shares at the Annual Meeting?
If you are a “record” shareholder of common stock (that is, if you hold common stock in your own name in Pennichuck’s stock records maintained by our transfer agent, American Stock Transfer & Trust Company), you may complete and sign the accompanying proxy card and return it to Pennichuck or deliver it in person or you may attend the Annual Meeting and vote in person.
“Street name” shareholders of common stock (that is, shareholders who hold common stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and follow the voting instructions on such form.

Can I change my vote or revoke my proxy after I return my proxy card?
For “record” shareholders of common stock, yes. After you have submitted a proxy, you may revoke your proxy or change your vote at any time before the proxy is exercised by submitting a notice of revocation or a duly executed proxy bearing a later date prior to the date of the Annual Meeting, by voting again prior to the time at which our voting facilities close, or by attending the Annual Meeting and voting in person. In any event, the latest submitted vote will be recorded and the earlier vote(s) revoked.
For “street name” shareholders of common stock, you will need to review the instructions on the proxy form provided to you by the institution that holds your shares to determine whether you may change your vote after you have submitted a proxy. If you are permitted to change your vote after you have submitted a proxy, follow the instructions for revocation on such form to do so.
What constitutes a quorum for purposes of the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as “withholding” or containing “broker non-votes” on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum. A “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is barred from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy. Brokers, however, may vote on the election of directors and other routine matters without receiving instructions from their customers.
What vote is required to approve each proposal at the Annual Meeting?
Under New Hampshire law, the election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote on the proposal. Votes that are withheld will have no effect on the outcome of the election of directors.
Approval of the proposed amendment to the Pennichuck Corporation 2000 Stock Option Plan, as amended, requires the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote on the proposal. Votes that are withheld will have no effect on the outcome of the election of directors.
Shares held by stockholders who abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the outcome of Proposals 1 and 2. “Broker non-votes” will be counted for the purpose of determining whether a quorum exists.

How does the Board of Directors recommend that I vote my shares?
Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation is set forth together with the description of the proposal in this Proxy Statement. In summary, the Board of Directors recommends a vote:
•	FOR the Board of Directors’ proposal to elect the five nominees as directors of Pennichuck.
•	FOR the Board of Directors’ proposal to amend the Pennichuck Corporation 2000 Stock Option Plan to provide for the issuance of restricted stock.
With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Pennichuck. At the date of this Proxy Statement, the Board of Directors had no knowledge of any business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting.
Who will bear the expense of soliciting proxies?
Pennichuck will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our directors, officers and employees. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.
Is there any information that I should know about future annual meetings?
Shareholder Proposals for the 2010 Annual Meeting of Shareholders
Any shareholder who intends to present a proposal for inclusion in the Proxy Statement for the 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) must deliver the proposal to the Company Secretary at 25 Manchester Street, Merrimack, New Hampshire 03054 in writing not later than December 8, 2009, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Any shareholder who intends to present a proposal directly at the 2010 Annual Meeting rather than submitting it for inclusion in next year’s Proxy Statement (i.e., outside the process of Rule 14a-8 of the Securities Exchange Act of 1934) should provide a notice of their intention to do so to the Company Secretary at 25 Manchester Street, Merrimack, New Hampshire 03054. To be timely, such notice must be received by the Company before the close of business on February 22, 2010. For any such proposal sought to be presented directly at the 2010 Annual Meeting, Securities and Exchange Commission (“SEC”) rules permit the persons named as proxy holders on proxies relating to such meeting to vote the proxies in their discretion if we: (1) receive notice of the proposal before the close of business on February 22, 2010, and advise shareholders in the 2010 Proxy Statement about the nature of the matter and how the proxy holders appointed by the Board of Directors intend to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on February 22, 2010.

How will documents be delivered to me if I share an address with other shareholders?
Some brokers and other nominees may participate in the practice of “householding” proxy statements and annual reports to shareholders. This means that only one copy of our Proxy Statement and annual report to shareholders may have been sent to multiple shareholders in your household. Pennichuck will promptly deliver a separate copy of either document to you if you contact us at the following address: Attention Investor Relations, Pennichuck Corporation, 25 Manchester Street, Merrimack, New Hampshire 03054; or telephone number: (603) 882-5191. If you would like to receive separate copies of our Proxy Statements and/or annual reports to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your broker or other nominee, or contact us at the above address or telephone number.
Board and Committee Membership
CORPORATE GOVERNANCE,
BOARD AND COMMITTEE MEMBERSHIP
As of the date of this Proxy Statement, the Board of Directors has determined in its business judgment that all of the members of the Board of Directors and all director nominees are independent under the applicable NASDAQ listing standards and SEC rules and regulations, except for Duane C. Montopoli and except that Hannah M. McCarthy is not currently an “independent director” for purposes of serving on the Company’s Audit Committee or Compensation and Benefits Committee.
In considering status of Pennichuck directors and nominees as “independent” within the meaning of the relevant NASDAQ rules and all other applicable laws and standards, the Board of Directors specifically considered the relationships and transactions described under the heading “Certain Relationships and Related Party Transactions” located under, “Director Compensation” in this Proxy Statement.
The respective membership and functions of the Audit Committee, the Compensation and Benefits Committee, and the Corporate Governance and Nominating Committee, are discussed below.
Audit Committee
The Audit Committee is presently comprised of Robert P. Keller (Chairman), Steven F. Bolander and Janet M. Hansen. The composition of the Audit Committee following the Annual Meeting will be determined at the meeting of the Board of Directors immediately following the Annual Meeting. The Audit Committee is responsible for the appointment of the independent auditors, oversight of the integrity of the Company’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, and other significant financial matters. The Board of Directors has determined in its business judgment that each of the members of the Audit Committee is independent under the applicable NASDAQ listing standards and SEC rules and regulations. The Board of Directors has also determined in its business judgment that each of Mr. Keller and Ms. Hansen are qualified as Audit Committee financial experts within the meaning of applicable rules and regulations of the SEC. During 2008, the Audit Committee met four times.
The Audit Committee has adopted a Charter governing its mission, membership, duties and responsibilities; a copy of the Charter for the Audit Committee can be accessed electronically at the Company’s website at www.pennichuck.com.

Compensation and Benefits Committee
The Compensation and Benefits Committee (the “Compensation Committee”) is presently comprised of Mr. James M. Murphy (Chairman), Steven F. Bolander and Robert P. Keller. The composition of the Compensation Committee following the Annual Meeting will be determined at the meeting of the Board of Directors immediately following the Annual Meeting. The Compensation Committee is charged generally (a) to establish the Company’s executive compensation program, (b) to monitor the operation of the Company’s qualified noncontributory, defined benefit pension plan and the Company’s 401(k) Elective Savings Plan for Employees and the performance of the trustee(s) and administrator(s) of these plans, and to recommend changes to the Board as and when appropriate, and (c) to administer the Company’s 1995 Stock Option Plan and 2000 Stock Option Plan, as amended and restated. The Board of Directors has determined in its business judgment that each of the members of the Compensation Committee are independent under the applicable NASDAQ listing standards and SEC rules and regulations. During 2008, the Compensation Committee met four times. For information on the Company’s compensation practices, see “Compensation Discussion and Analysis”.
The Compensation Committee has adopted a Charter governing its mission, membership, duties and responsibilities; a copy of the Charter for the Compensation Committee can be accessed electronically at the Company’s web site at www.pennichuck.com.
Compensation Committee Interlocks and Insider Participation
Mr. Kreick served as interim Chief Executive Officer (“CEO”) of the Company for a portion of fiscal year 2003. He has not served as an officer of the Company in any capacity since August 2003.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee (the “Nominating Committee”), is presently comprised of Joseph A. Bellavance (Chairman), John R. Kreick and Martha E. O’Neill. The composition of the Nominating Committee following the Annual Meeting will be determined at the meeting of the Board of Directors immediately following the Annual Meeting. The Nominating Committee is charged generally with identifying individuals qualified to become members of the Board of Directors and recommending to the Board of Directors the director nominees for election at the next annual meeting of shareholders and/or for interim director appointments to the Board of Directors. The Nominating Committee also recommends to the Board of Directors the director candidates for each committee of the Board of Directors for appointment by the Board of Directors. The Board of Directors has determined in its business judgment that each of the members of the Nominating Committee is independent under the applicable NASDAQ listing standards and SEC rules and regulations. During 2008, the Nominating Committee met one time.
The Nominating Committee has adopted a Charter governing its mission, membership and duties and responsibilities; a copy of the Charter for the Nominating Committee can be accessed electronically at the Company’s website at www.pennichuck.com.

The Nominating Committee will consider nominees recommended by Company shareholders provided that the recommendations are made in accordance with the procedures set forth herein and if received in writing no later than December 8, 2009. In addition to considering candidates suggested by shareholders, the Nominating Committee identifies nominees for director through a variety of sources including, but not limited to, the services of executive search firms and referrals from the Company’s current directors and executive officers as well as through certain outside service providers such as its outside counsel, outside auditors, commercial and investment banking firms. The Nominating Committee screens all candidates in the same manner regardless of the source of the recommendation. A shareholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Company’s Secretary or any member of the Nominating Committee, in writing at the Company’s mailing address, with the name of the recommended candidate for director together with whatever supporting material the shareholder considers appropriate. The Nominating Committee will consider whether to nominate such person in accordance with criteria set forth in the Charter, including:
•	the potential nominee’s experience;
•	the independence of the potential nominee under applicable NASDAQ listing standards and SEC rules and regulations;
•	the ability of the potential nominee to represent the interests of the shareholders of the Company;
•	the potential nominee’s integrity, commitment and judgment;
•
the potential nominee’s availability to dedicate time and energy to the performance of his or her duties, taking into account the number of other boards he or she sits on in the context of the needs of the Board of Directors and the Company;

•	the extent to which the potential nominee contributes to the overall expertise and skills appropriate for the Board of Directors; and
•	such other factors relative to the overall composition of the Board as the Committee shall determine to be relevant at the time.
Clarence A. Davis and Michael I German were initially identified to the Nominating Committee by the Company’s largest shareholder, GAMCO Investors, Inc. (“GAMCO”). Thereafter, following a thorough review process including telephone interviews with all the Nominating Committee members, reference checks and background checks, the Nominating Committee concluded they were well qualified to serve as independent directors. Pursuant to an agreement reached with GAMCO and affiliated entities as noted in the Company’s Form 8-K of March 19, 2009 (“Gabelli Agreement”), which is incorporated by reference herein, the Nominating Committee voted unanimously to recommend to the Board that (i) the number of directors be expanded from nine (9) to eleven (11) directors effective as of May 6, 2009, the date of the 2009 Annual Meeting of the Shareholders, and (ii) Messrs. Davis and German be appointed as new director nominees subject to shareholder approval. The Board considered and voted unanimously to accept the recommendation of the Nominating Committee as of effective date of the Gabelli Agreement.
Contacting the Board of Directors
Any shareholder who desires to contact Pennichuck’s Chairman, or the other members of the Board of Directors, or the Chairman of the Audit, Compensation or Nominating Committee, may do so by writing to: Board of Directors, Pennichuck Corporation, 25 Manchester Street, Merrimack, New Hampshire 03054. Communications received in writing are distributed to the Chairman or other members of the Board of Directors, or the Chairman of the relevant committee, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting or auditing matters are received, they will be forwarded to the Chairman of the Audit Committee for review.

Security Ownership of Certain Beneficial Owners
To the knowledge of Pennichuck, based solely upon filings made with the SEC, the following are the only persons or entities to beneficially own more than 5% of the outstanding shares of our common stock as of March 6, 2009:

		Amount and
		Nature of
	Name and Address of	Beneficial
Title of Class	Beneficial Owner	Ownership	Percent of Class 

Common Stock	Wells Fargo & Company	267,966	6.3%
	420 Montgomery St.
	San Francisco, CA 94163 ‚

Common Stock	GAMCO Investors, Inc.	660,565	15.5%
	One Corporate Center
	Rye, New York 10580-1435 ƒ

	Calculation of percentage is based upon a total of 4,252,625 shares outstanding and entitled to vote at March 6, 2009.

‚	The information reported here is based on Schedule 13G filed with the SEC on January 27, 2009.

ƒ
The information reported here is based on Schedule 13D filed with the SEC on March 24, 2009 by GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., Gabelli Securities Inc. and MJG Associates, Inc. The aggregate number of shares of Pennichuck common stock to which the Schedule 13D relates is 660,565 shares, of which 326,000 shares are beneficially owned by Gabelli Funds, LLC, 284,082 shares are beneficially owned by GAMCO Asset Management Inc., 23,400 shares are beneficially owned by Teton Advisors, Inc., 11,683 shares are beneficially owned by Gabelli Securities, Inc. and 15,400 shares are beneficially owned by MJG Associates, Inc. Mario Gabelli is deemed to have beneficial ownership of the shares of Pennichuck common stock owned beneficially by each of the foregoing persons. GAMCO Investors, Inc. and GGCP, Inc. are deemed to have beneficial ownership of the shares of Pennichuck common stock owned beneficially by each of the foregoing persons other than Mario Gabelli. Each of the persons listed in Schedule 13D has the sole power to vote or direct the vote, sole power to dispose or to direct the disposition and sole power to direct the receipt of dividends from, and the proceeds of sale of, Pennichuck common stock reported for it, except as indicated in Schedule 13D.

Security Ownership of Management
To the knowledge of Pennichuck, the following table sets forth information as of March 6, 2009 with respect to shares of our common stock beneficially owned by each nominee and continuing director, the current or former executive officers named in the executive compensation table below (the “Named Executive Officers”), and by all directors and executive officers as a group:

		Amount and
		Nature of
		Beneficial	Percent of
Title of Class	Name of Beneficial Owner	Ownership  ƒ	Class ‚
Common Stock	Joseph A. Bellavance ƒ	10,300	*
Common Stock	Steven F. Bolander	133	*
Common Stock	Clarence A. Davis †	—	*
Common Stock	Michael I. German †	—	*
Common Stock	Janet M. Hansen	100	*
Common Stock	Robert P. Keller	3,213	*
Common Stock	John R. Kreick ƒ	1,060	*
Common Stock	Hannah M. McCarthy ƒ	1,227	*
Common Stock	Duane C. Montopoli „	40,000	*
Common Stock	James M. Murphy	500	*
Common Stock	Martha E. O'Neill	16,266	*
Common Stock	Thomas C. Leonard	—	*
Common Stock	William D. Patterson „…	—	*
Common Stock	Donald L. Ware „	28,124	*
Common Stock	Stephen J. Densberger ƒ „	51,137	1.2%
Common Stock	Bonalyn J. Hartley ƒ„	24,934	*

All Directors And Executive Officers As A Group (14 Persons) ƒ „		176,994	4.0%

*	Less than one percent.


Shares beneficially owned means shares over which a person exercises sole or shared voting or investment power or shares of which a person has the right to acquire beneficial ownership within 60 days of March 6, 2009. Unless otherwise noted, the individuals and group noted above have sole voting and investment power with respect to shares beneficially owned.

‚
Calculation of percentages is based upon a total of 4,374,457 shares, which total includes 4,252,625 shares outstanding and entitled to vote on March 6, 2009 plus 121,832 shares that may be issued within 60 days of March 6, 2009 to the individuals and group noted above having rights to exercise stock options if such persons or group members exercise such rights within such period.

ƒ
The individuals and group noted above have sole voting and investment power with respect to shares beneficially owned, except as stated in Note „ below and except that voting and investment power is shared as follows: Mr. Bellavance-10,300 shares held in trust; Mr. Kreick-1,060 shares owned jointly with his wife; Ms. McCarthy-1,227 shares owned jointly with her husband; Mr. Densberger-13,805 shares owned jointly with his wife; Ms. Hartley-2,873 shares owned jointly with her husband; and all directors and executive officers as a group-29,265.

„
Includes shares subject to unexercised stock options previously granted that the individuals and group noted above have a right to acquire within 60 days of March 6, 2009. Mr. Montopoli holds options to acquire 40,000 shares, Mr. Densberger holds options to acquire 33,332 shares, Ms. Hartley holds options to acquire 22,061 shares, Mr. Ware holds options to acquire 26,439 shares, and all directors and executive officers as a group hold options to acquire 121,832 shares.

…	Mr. Patterson resigned on June 20, 2008 and is not included in the total directors and officers as a group.

†	Messrs. Davis and German are director nominees and are not included in the total directors and officers as a group.

PROPOSAL ONE — ELECTION OF DIRECTORS
General
Our Board of Directors is currently divided into three classes, each class serving for three years, with one class being elected each year. Our Bylaws give the Board of Directors the discretion to set from time to time the number of directors constituting the entire Board of Directors, provided that the Company has at least three and not more than thirteen directors. On March 11, 2009, pursuant to a letter agreement signed with GAMCO Investors, Inc. described in “Certain Relationships and Related Party Transactions”, the Board of Directors determined that the Board of Directors shall consist of eleven directors, an increase of two directors over the nine directors now serving, effective as of the Annual Meeting to be held on May 6, 2009.
The Board of Directors has nominated Steven F. Bolander and Robert P. Keller, each an incumbent director, and Clarence A. Davis and Michael I. German for election to three-year terms expiring at the Annual Meeting of Shareholders in 2012. The Board of Directors has also nominated Joseph A. Bellavance, an incumbent director, for election to a two-year term expiring at the Annual Meeting of Shareholders in 2011. As noted above, the Board of Directors is being expanded to 11 directors effective as of the 2009 Annual Meeting of the Shareholders. Mr. Bellavance has agreed to be elected to a 2-year term in order to properly stagger the election of directors on the expanded Board into three classes in a manner that will be as closely divisible by 3 as possible.
The Board of Directors recommends a vote FOR the election of the five nominees as directors of the Company.
Information as to Nominees and Continuing Directors
Unless otherwise directed in the proxy, each proxy executed and returned by a shareholder will be voted FOR the election of the five nominees. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, Pennichuck expects that the proxies will nominate and vote for a replacement nominee or nominees recommended by the Board of Directors. All nominees have indicated to the Company their willingness to be nominated as directors and to serve as directors if elected. At this time, the Board of Directors knows of no reason why any of the nominees listed below would not be able to serve as a director if elected.

The following table sets forth information concerning the persons nominated to serve on the Board of Directors and concerning the other directors continuing in office beyond the Annual Meeting.

			Year Present
		Director of	Term Will	Position with
Nominees 	Age	Company Since	Expire	Company
Joseph A. Bellavance	69	1983	2009	—

Steven F. Bolander	64	2004	2009	—

Clarence A. Davis	67	N/A	N/A	—

Michael I. German	58	N/A	N/A	—

Robert P. Keller	71	1983	2009	—

			Year Present
		Director of	Term Will	Position with
Continuing Directors 	Age	Company Since	Expire	Company
John R. Kreick	64	1998	2010	Non-Executive Chairman

Duane C. Montopoli	60	2006	2010	President and Chief Executive Officer

Martha E. O’Neill	51	1998	2010	—

Janet M. Hansen	66	2008	2011	—

Hannah M. McCarthy	62	1994	2011	—

James M. Murphy	61	2006	2011	—

	All nominees will be and all continuing directors are also directors of the Company’s wholly owned subsidiaries, Pennichuck Water Works, Inc. and The Southwood Corporation.
The business experience during the last five years of each of the above nominees, continuing directors and executive officers of the Company, and certain other pertinent information, is as follows:
Nominees for Election at this Annual Meeting
Joseph A. Bellavance — Mr. Bellavance has been a director since 1983. Mr. Bellavance is Chairman of Bellavance Beverage Company, Inc. and President of Bellavance Realty Corporation, both of Nashua, since 1963. He has also been a joint owner/manager of PROSIT, LLC, which is principally involved with the ownership and management of real estate, since August 2003. Mr. Bellavance received his Bachelor of Science degree in Business Administration from the University of New Hampshire. He is a director of the New Hampshire Wholesale Beverage Association, “New Hampshire The Beautiful,” and a member of the American Legion and the Nashua Rotary Club.
Steven F. Bolander — Dr. Bolander has been a director since April 2004. Dr. Bolander is Dean Emeritus of the University of New Hampshire’s Whittemore School of Business and Economics. He has been a consultant to BAE Systems since October 2003 and has consulted with over 50 major corporations during the past 30 years. He holds a Doctor of Business Administration degree from Kent State University, a Master of Business Administration degree from the University of Colorado, and a Bachelor of Science in Chemistry degree from Iowa Wesleyan College.

Clarence A. Davis —Mr. Davis is the former Chief Executive Officer of Nestor, Inc. (a software solution company) 2007 — 2009. He is the former Chief Operating Officer (2000 — 2005) and Chief Financial Officer (1998 — 2000) of The American Institute of Certified Public Accountants. He earned a BS in accounting at Long Island University and is a Certified Public Accountant. He serves on the Board of Directors of Gabelli SRI Fund, Gabelli Global Deal Fund and Nestor, Inc.
Michael I. German — Mr. German is Chief Executive Officer and President of Corning Natural Gas Corporation, a position he has held since December 2006. He has served as a director of Corning since November 2006. From August 2005 through December 2006, Mr. German was Senior Vice President, Utility Operation of Southern Union Company. From 2003 until 2005, he was President of Southern Connecticut Gas, Connecticut Natural Gas and Maine Natural Gas, all subsidiaries of Energy East Corporation, a publicly held energy services and delivery provider. Mr. German has a BA degree from Trinity College and an MBA from Columbia University. He also has a JD from Boston University and is a member of the District of Columbia Bar. Mr. German serves on the Board of Directors of Three Rivers Development Corporation, American Gas Association and Northeast Gas Association. He also serves as a Trustee of Adirondack Park Institute.
Robert P. Keller — Mr. Keller has been a director since 1983. Mr. Keller is a Certified Public Accountant. Since November 2003, he has been managing director of Triumph Investment Funds (two community bank private equity funds) located in Bedford, New Hampshire. From March 2002 until May 2003, he was Chairman and Chief Executive Officer of InStar Services Group, Inc. (a nationwide provider of insurance restorations and reconstruction services), headquartered in Fort Worth, Texas. Since September 2002, he has served as Chairman of the Board of Directors and Chairman of the Compensation Committee of Security Business Bank of San Diego. Also, since December 2005, he has served as a director of California Oaks State Bank in Thousand Oaks, California. As a director of California Oaks State Bank, he serves as a member of the Compensation and Audit Committees. In addition, he is a director of Homeland Renewable Energy, Inc., a biomass power company in Newtown, Pennsylvania.
Directors with Terms Expiring in 2010
John R. Kreick — Dr. Kreick has been a director since 1998 and was elected Chairman of Pennichuck’s Board of Directors in September 2003. Dr. Kreick served as our interim Chief Executive Officer from April 2, 2003 until August 4, 2003. He previously served as President of Lockheed Sanders from 1989 to 1998 and as a Vice President of the Lockheed Martin Corporation from 1988 until 1998. Dr. Kreick was elected a director of Draper Lab in January 2001, and Chairman of its Board in October 2001. He completed his term as a Draper director in October 2008. He was elected a director of EMS Technology, a public company, in February of 2003. He consults for various companies, including Lockheed Martin and BAE Systems. Dr. Kreick received his Bachelor of Science degree in physics from the University of Michigan in 1965. As a Rackman graduate fellow, he worked at the University’s Space Physics Research Laboratory and received his Masters of Science degree in physics in 1966. He received his Ph.D. in theoretical physics from the University of Michigan in 1969 and he holds eight patents in infrared and electro-optical technology. Dr. Kreick is a director of Navigator Technology Ventures, a trustee of Rivier College, and a trustee of Southern New Hampshire Regional Medical Center. He has also served on numerous Department of Defense panels and committees. In 1993, Dr. Kreick received the Electronic Warfare Association’s highest award—the Gold Medal of Electronic Warfare and is a recipient of Aviation Week magazine’s Aerospace Laurels Award for his long-term contributions to electronic warfare.

Duane C. Montopoli — Mr. Montopoli has been President, Chief Executive Officer and a director of Pennichuck since he joined the Company in August 2006. He brought to Pennichuck more than 30 years business experience including 16 years CEO experience. From January 2005 until joining Pennichuck, Mr. Montopoli was Principal of Montopoli & Company LLC of North Andover, MA, which he founded to provide management consulting services. During this period, from February 2005 until January 2006, he worked as a Senior Consultant for LoftusGroup LLC of Greenwich, Connecticut, a management consulting firm. From February 2002 until October 2004, Mr. Montopoli was employed by Hitchiner Manufacturing Co., Inc. of Milford, New Hampshire, first as Chief Financial Officer until April 2002 and thereafter as President and Chief Executive Officer. Hitchiner is a privately-held manufacturer of ferrous investment cast metal parts and assemblies. Previously, he served as Chief Operating Officer for NetMediaVC LLC of New York, New York, a start-up company formed to provide advertising media to early-stage companies. Mr. Montopoli also served as Chief Executive Officer of Medical Resources, Inc. of Hackensack, New Jersey, a NASDAQ-listed provider of outpatient diagnostic imaging services, and Chemfab Corporation of Merrimack, New Hampshire, a NYSE-listed manufacturer of polymer-based engineered products. He began his career in public accounting with Arthur Young & Company, a predecessor firm of Ernst & Young LLP, where he rose to the level of general partner. Mr. Montopoli completed the Advanced Management Program at Harvard Business School in 1997, received his MBA degree from Golden Gate University in San Francisco in 1978, and received his BBA degree from the University of Cincinnati in 1972 where he graduated magna cum laude. He is a director of Southworth International Group, Inc. of Falmouth, Maine, a privately-held manufacturer and distributor of vertical lifting and positioning products.
Martha E. O’Neill — Ms. O’Neill has been a director since 1998. Ms. O’Neill has been practicing as an attorney with the Nashua law firm of Clancy & O’Neill, P.A. since 1982, and is currently President of the firm. She is a graduate of Wellesley College and Georgetown University Law Center. Ms. O’Neill serves on the Rivier College Board of Trustees, Mary A. Sweeney Home Board of Trustees, Charles H. Nutt Surgical Hospital Board, the Boys & Girls Club of Greater Nashua, Inc. Charitable Foundation Board of Trustees, the Currier Museum of Art Advisory Council and the Southern New Hampshire Medical Center Board of Trustees.
Directors with Terms Expiring in 2011
Janet M. Hansen — Ms. Hansen, until her retirement in 2005, had worked in the water utility industry for 30 years. She was Executive Vice President of Aquarion Company, the largest investor owned water utility in New England, from 1995 to 2005 and its CFO from 1992 to 2000. She was Chairman of Aquarion Water Company, its principal operating subsidiary, from 2003 to 2005 and its CEO from 2000 to 2003. Ms. Hansen has been a member of the Board of Directors of Peoples United Financial Inc., a bank holding company, since 2004. She chairs the Operational Risk Committee and serves on their Audit Committee, on which she has been designated the Audit Committee Financial Expert, and Trust Committee. She also serves on the Boards of Directors of Bridgeport Hospital and the University of Connecticut Foundation.
Hannah M. McCarthy — Ms. McCarthy has been a director since 1994 and served as interim Chief Executive Officer of the Company from April 15, 2006 until August 21, 2006. Effective September 1, 2006, Ms. McCarthy has been serving as President of Newbury College in Brookline, Massachusetts, a position she accepted immediately following her five months as interim President and Chief Executive Officer of Pennichuck Corporation. She was named President Emeritus of Daniel Webster College in Nashua where she was President for 25 years, when she stepped down from that post in June 2005. She earned her Bachelor of Arts degree at Simmons College, and did graduate work at Rivier College and Southern New Hampshire University. Ms. McCarthy has served as a director of the Boys and Girls Club of Nashua, the New Hampshire Charitable Foundation, and the Foundation of International Society of Transport Aircraft Traders.

James M. Murphy, CMB, CRI — Mr. Murphy has been a director since January 2006. Mr. Murphy is Chairman of Q10 Capital, LLC, a national mortgage banking firm (owned and operated by 14 independent mortgage bankers), a position he has held since November of 2003, and Founder and Chairman of Q10 New England Realty Resources, an independent mortgage banking company, a position he has held since July of 1982. Mr. Murphy has been a Certified Mortgage Banker since 1999, a member of the Society of Chartered Realty Investors since July of 2005, and has held a State Certified Appraiser designation since February 1993. Mr. Murphy earned both a Bachelor of Arts in Economics and a Master of Business Administration from the University of Massachusetts at Amherst. Mr. Murphy is an ex-officio member of the Board of Directors of the Mortgage Bankers Association of America and served as its Chairman in 2002. He currently serves on the Association audit committee. Mr. Murphy is also a Director of The Francis Ouimet Scholarship Fund.
Executive Officers
Duane C. Montopoli — Mr. Montopoli is listed under “Directors with Terms Expiring in 2010” located under “Election of Directors” in this Proxy Statement. He is 60 years old.
Thomas C. Leonard — Mr. Leonard assumed the position of Senior Vice President — Finance, Treasurer and Chief Financial Officer of Pennichuck Corporation on July 7, 2008. From June 2006 until July 2008, he served as Vice President of CRA International, an economics and finance based litigation consulting firm in Boston, Massachusetts, where he was responsible for providing expert accounting services. From December 2002 to May 2006, Mr. Leonard served as Managing Director of Huron Consulting Group, a litigation consulting firm in Boston, Massachusetts and Washington D.C., where he evaluated financial matters and provided forensic analysis. He is a member of the Board of Directors of Kadant Corp. where he chairs the Audit Committee and is a member of the Compensation Committee. Mr. Leonard is a Certified Public Accountant and is 54 years old.
Donald L. Ware — Mr. Ware was appointed President of Pennichuck Water Works, Inc. and our other water utilities on March 17, 2006. Mr. Ware has been our Vice President of Engineering since 1996, and has been Senior Vice President, Operations and Chief Engineer for Pennichuck Water Works, Inc. since May 2004. He has also been a Vice President and director of Pennichuck Water Service Corporation since 1995, Pennichuck East Utility, Inc. and Pittsfield Aqueduct Company, Inc. since 1998. He holds a Bachelor of Science degree in Civil Engineering from Bucknell University and is a licensed professional engineer in New Hampshire, Massachusetts and Maine. He also holds a Masters of Business Administration degree from the Whittemore Business School at the University of New Hampshire. Mr. Ware is 52 years old.
Stephen J. Densberger — Mr. Densberger is our Executive Vice President and has been affiliated with Pennichuck since 1974. Mr. Densberger was the Treasurer of Pennichuck from 1978 to 1983. He also served as President and a director of Pennichuck Water Service Corporation since 1995 and as a director of Pittsfield Aqueduct Company, Inc. and of Pennichuck East Utility, Inc. since 1998. Mr. Densberger is a graduate of Assumption College and holds a Master of Business Administration degree from the Whittemore School of Business and Economics of the University of New Hampshire. He is an active member and past President of the New Hampshire Water Works Association and past President of the New England Water Works Association. Mr. Densberger serves as a Trustee and Vice-Chair of the Management Division of the American Water Works Association. He is a Councilor on the New Hampshire Department of Environmental Services Water Council and a former alderman in the City of Nashua. Mr. Densberger is 58 years old.

Roland E. Olivier — Mr. Olivier assumed the position of General Counsel and Corporate Secretary of Pennichuck Corporation on August 25, 2008. From 2003 until August 2008, he was the Corporate Counsel to Hitchiner Manufacturing Co., Inc. in Milford, New Hampshire, one of New Hampshire’s largest manufacturing companies. At Hitchiner, Mr. Olivier reported to the President of the company, was a member of the company’s senior management committee and the Assistant Secretary to the Board of Directors. He has been practicing law for over thirty years and specializes in corporate, regulatory, mergers and acquisitions, technology, intellectual property and international law. Mr. Olivier earned a BS at the U.S. Military Academy, West Point, New York and a JD at Columbus School of Law at Catholic University of America. Over the past 13 years, Mr. Olivier has also been actively involved in leadership positions and as a member of the board for a number of non-profit organizations, state boards and advisory councils in New Hampshire. He is a member of the Business and Industry Association (BIA) committees for Economic Development, and Energy and Regulated Utilities. Mr. Olivier has served as the President and Board Member of the NH International Trade Association, Vice-Chairman and Board Member of the Software Association of NH, and Board Member of the New Hampshire licensing Board for state foresters (Board of Foresters). He is 62 years old.
Bonalyn J. Hartley — Ms. Hartley has been with Pennichuck since 1979. Since 2001, she has served as Vice President—Administration and Regulatory Affairs for Pennichuck Corporation, Pennichuck Water Works, Inc., Pennichuck East Utility, Inc. and Pittsfield Aqueduct Company, Inc. and a director of Pennichuck East Utility, Inc. and Pittsfield Aqueduct Company, Inc. since 1998. She has also been Vice President—Administration and a director of the Pennichuck Water Service Corporation since 1995. Ms. Hartley serves as Pennichuck Corporation’s Corporate Compliance officer. She is a graduate of Rivier College with a Bachelor of Science degree in Business Management. Ms. Hartley is a member of the Finance Committee for Home Health & Hospice, Nashua NH. She is also a director of the New England Chapter of the National Association of Water Companies and a member of the New England Water Works Association. She is a joint owner of Lakeview Antique Center, LLC. Ms. Hartley is 64 years old.
Director Attendance
During the year ended December 31, 2008, the Board of Directors of the Company held five meetings. Each director nominee and continuing director attended 75% or more of the total of the number of meetings of the Board of Directors and the number of meetings of all committees of the Board of Directors on which he or she served. As a general matter, members of the Board of Directors are expected to attend the Company’s annual meetings. All continuing members of the Board of Directors and nominees for election to the Board of Directors were present at Pennichuck’s 2008 annual meeting of shareholders.
PROPOSAL TWO — APPROVAL OF AMENDMENT TO OUR 2000 STOCK OPTION PLAN
In March 2000, our Board of Directors adopted (and our shareholders subsequently approved) the Pennichuck Corporation 2000 Stock Option Plan (as amended and restated through 2008, the “2000 Plan”). In March 2007, our Board of Directors approved (and our shareholders subsequently approved) an amendment to and restatement of the 2000 Plan to increase the shares available for issuance under the 2000 Plan to 500,000. In March 2008, our Board of Directors approved (and our shareholders subsequently approved) an amendment to the 2000 Plan to provide for grants of awards to directors. As of March 6, 2009, 183,834 shares remained available for awards under the 2000 Plan.

On March 11, 2009 our Board of Directors approved an amendment and restatement of the 2000 Plan, subject to shareholder approval, to allow the Board of Directors to grant restricted stock awards in place of or in combination with stock options to employees and directors. As so amended and restated, the plan is referred to as the 2009 Equity Incentive Plan (the “2009 Plan”). The Board of Directors believes that the 2009 Plan will enable the Company to continue to provide effective incentives to reward and attract key employees, officers and directors to the Company with a flexible program of equity-based and cash-based awards that can be adapted, in the Board’s discretion, to meet the business needs of the Company. See “Executive Compensation—Compensation Discussion and Analysis.” Our Board of Directors unanimously recommends approval of the 2009 Plan. It should be noted that the current directors, as persons who are eligible to receive benefits under the 2009 Plan, may have an interest in the proposal to approve the 2009 Plan.
Description of the 2009 Plan
The following description of certain features of the 2009 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2009 Plan which is attached hereto as Appendix A.
Plan Administration; Eligibility. The 2009 Plan provides that it will be administered by a committee of not less than three disinterested persons appointed by the Board of Directors. The Board of Directors has appointed the Compensation and Benefits Committee of the Board of Directors (the “Committee”) to fulfill this role. The Committee has the power to make recommendations to the Board concerning employees and directors to whom stock options and/or restricted stock shall be granted, the number of shares to be represented by each award and the vesting provisions, if any, of each stock option and restricted stock award. The Board of Directors also determines the other terms and conditions of each award, subject to the provisions of the 2000 Plan, and is empowered to make determinations regarding, and prescribe rules relating to, the 2000 Plan. Options and restricted stock shall be granted by the Board of Directors, as recommended from time to time by the Committee. Incentive Options (as defined below) may be granted only to those full-time employees and directors of the Company and its subsidiaries who are in positions in which their decisions, actions and counsel significantly impact the profitability of the Company. Nonstatutory Options (as defined below) and restricted stock may be granted to full-time employees and directors. As of March 23, 2009, there were 102 full-time employees of the Company and eight non-employee directors.
Stock Options. The 2009 Plan permits the granting of options to purchase the Common Stock intended to qualify as incentive stock options (“Incentive Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and stock options that do not qualify under Section 422 of the Code (“Nonstatutory Options”). Incentive Options and Nonstatutory Options are sometimes collectively referred to in this Proxy Statement as “Options.” The exercise price of each Option will be determined by the Board of Directors but may not be less than 100% of the fair market value of the Common Stock on the date of grant. The term of each Option will be fixed by the Board of Directors and may not exceed ten years from date of grant. The Committee will determine, subject to the provisions of the 2009 Plan, the period of time, if any, after disability or termination of employment or directorship during which vested Options may be exercised. Options may be exercisable in installments, and the exercisability of Options may be accelerated by the Board of Directors in certain instances. Upon exercise of Options, the Option exercise price must be paid in full, either in cash, by check or by delivery of Common Stock with a fair market value equal to the aggregate exercise price. Unless otherwise specified in the applicable award agreement, an Option may only be exercised if the grantee has been continuously employed with the Company or has continuously served as a director since the date of grant, except if the recipient’s status as an employee or director is terminated due to his or her death (in which case the Option may be exercised within three months of the grantee’s death) or disability (in which case the Option may be exercised within one year of termination). If the Option holder is terminated for reasons other than death or disability, the Committee may, in its discretion, allow the Option to be exercised at any time within three months after his or her termination. To qualify as Incentive Options, Options must meet additional federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.

Restricted Stock. A restricted stock award entitles the participant to acquire shares of Common Stock for a purchase price (which may be zero) equal to or less than its par value, subject to conditions, including the Company’s right during a specified period to repurchase such shares at the original purchase price (or to require forfeiture of such shares if the purchase price was zero) upon the participant’s termination of employment. The Board of Directors may award shares of restricted stock and determine the purchase price (if any), the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such awards. Shares of restricted stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. Unless otherwise specified in the applicable award agreement, shares of restricted stock will vest, and will no longer be subject to forfeiture, in the event of the Sale of the Company (as defined in the 2009 Plan) or if the recipient’s status as an employee or director is terminated due to death or disability (as defined in the 2009 Plan). A participant will have all the rights of a stockholder with respect to the restricted stock, including voting and dividend rights, subject to non-transferability restrictions and the Company’s repurchase or forfeiture rights and subject to any other conditions of the award.
Adjustment for Stock Dividends, Mergers, etc. The 2009 Plan provides that the number of shares of Common Stock covered by each outstanding Option or restricted stock award, and the number of shares of Common Stock which have been authorized for issuance under the 2009 Plan but as to which no award has yet been granted, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the aggregate number of issued shares of Common Stock effected without receipt of consideration by the Company.
In the event of a merger or sale of the Company, the Board of Directors, in its discretion, may provide for substitution or adjustments of outstanding Option or restricted stock awards, may accelerate the vesting of Options or restricted stock, and may provide for termination of unexercised Options that are not exercised within the time prescribed by the Board with or without payment of cash consideration.
Amendments and Termination. Subject to certain limitations, the Board of Directors may at any time amend or terminate the 2009 Plan. However, no such action may be taken which affects any rights under outstanding Options or restricted stock awards without the participant’s written consent and, further, plan amendments shall be subject to approval by the Company’s shareholders if the amendment changes the number of shares that may be issued under the 2009 Plan, materially modifies the designation of the class of persons eligible to be granted awards, changes the minimum Option price or extends the period within which Options may be exercised beyond 10 years, removes the Committee as administrator of the 2009 Plan or materially increases the benefits accruing to participants under the 2009 Plan. In addition, the Board may amend the 2009 Plan or Options awarded thereunder if needed to qualify an Option or Options as Incentive Options.

Tax Aspects Under the U.S. Internal Revenue Code. The following is a summary of the principal federal income tax consequences of Option grants under the 2009 Plan. It does not describe all federal tax consequences under the 2009 Plan, nor does it describe state or local tax consequences.
Incentive Options. Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of any Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the Option was granted or (b) one year from the date the shares were transferred to the employee, (such periods referred to in (a) and (b), the “holding period”) the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction for Federal income tax purposes. The favorable tax treatment available to employees is dependent upon employees exercising the Options in accordance with the terms of the 2009 Plan and the Option grant. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements (a “disqualifying disposition”), the employee generally will realize ordinary income in the year of disposition, and, provided the Company complies with applicable withholding requirements and subject to Section 12(m) of the Code, the Company will receive a corresponding deduction, in an amount equal to the excess of (a) the lesser of (i) the amount, if any, realized on the disposition and (ii) the fair market value of the shares on the date the Option was exercised over (b) the Option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The employee will be considered to have disposed of his or her shares if he or she sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee’s ordinary income (and the Company’s deduction) is equal to the fair market value of the shares on the date of exercise less the Option price. If the disposition is by sale or exchange, the employee’s tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition. The holding period requirements are waived in the event of an employee’s death. The exercise of an Incentive Option may subject the employee to the alternative minimum tax (“AMT”). When calculating income for AMT purposes, the favorable tax treatment accorded qualified dispositions of employees under Section 421(a) of the Code is disregarded and the bargain purchase element of the Incentive Option will be considered part of AMT income.
An employee who surrenders previously-acquired shares of the Common Stock in payment of the exercise price of his Incentive Option generally will not recognize any gain or loss upon the surrender of such previously-acquired shares. The surrender of shares of previously-acquired Common Stock upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option is, however, a “disposition” of such shares of the Common Stock. If the Incentive Option holding period requirements described above have not been satisfied with respect to such shares of the Common Stock, such disposition will be a disqualifying disposition that may cause the employee to recognize ordinary income as discussed above. In the event of a merger or other acquisition of the Company, the exchange of Common Stock for shares of the acquiring company’s stock upon the exercise of Incentive Options may be a disqualifying disposition. All of the shares of the Common Stock received by an employee upon exercise of an Incentive Option by surrendering shares of the Common Stock will be subject to the Incentive Option holding period requirements, regardless of whether the Option is exercised with previously-acquired stock of the Company or stock of the corporation whose stock is being offered for purchase under the Option. Of those shares, a number of shares (the “Exchange Shares”) equal to the number of previously-acquired shares of the Common Stock surrendered by the employee will have the same tax basis for capital gains purposes (increased by any compensation income recognized as a result of the exchange, such as income from any disqualifying disposition of the surrendered shares if they were Incentive Option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered at the time of the exchange. The shares received by the employee in excess of the Exchange Shares will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Option holding period for all shares, including the Exchange Shares, will be the same as if the Option had been exercised for cash.

If the aggregate fair market value (determined at the time the Option is granted) of the Common Stock covered by Incentive Options that are exercisable for the first time by an individual in a calendar year exceeds $100,000, the amount of the excess will not be treated as attributable to shares acquired through exercise of an Incentive Option.
Nonstatutory Options. Any Option authorized under the 2009 Plan that is not an Incentive Option is a Nonstatutory Option. All Options granted to directors will be and any Option granted to an employee may be considered Nonstatutory Options. No taxable income is generally recognized by the optionee upon the grant of a Nonstatutory Option. The optionee must recognize as ordinary income in the taxable year in which the Option is exercised an amount equal to the difference between the Option exercise price and the fair market value of the shares on the date of exercise. The optionee’s basis in such shares will be increased by the amount which is recognized as ordinary income. For the year in which a Nonstatutory Option is exercised, subject to Section 162(m) of the Code, the Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. When the optionee disposes of such shares, he or she will recognize capital gain or loss in an amount equal to the difference between the amount realized on disposition and the basis in the shares (as increased by the amount of compensation income previously recognized by the optionee). Any capital gain or loss will be long-term gain or loss if the shares are held for more than one year.
Restricted Stock. A participant generally will not have taxable income upon the grant of restricted stock. For restricted stock, a participant may elect under Section 83(b) of the Code to be taxed at the time of grant. If the recipient of a restricted stock award makes a timely Section 83(b) election within 30 days of the date of the award, or if the recipient receives an award that is not subject to forfeiture provisions and restrictions on transfer, he or she will recognize ordinary income for the year in which the award is received in an amount equal to the difference between the fair market value of the Common Stock subject to the restricted stock award at the time the award is made and the purchase price paid for the Common Stock. If such election is made and the recipient subsequently forfeits some or all of the Common Stock, he or she will not be entitled to any capital loss for the amount includible in his or her income. However, the recipient is allowed a capital loss if the amount paid for the Common Stock is not fully restored on forfeiture. If a Section 83(b) election is not timely made with respect to a restricted stock award, the recipient will recognize ordinary income in the first taxable year in which the rights of the recipient are either transferable or are not subject to a substantial risk of forfeiture, in an amount equal to the difference between the fair market value of the Common Stock at that time and the price paid, if any, for the shares plus any previously-taxed amount.
Subject to Section 162(m) of the Code, the Company will be entitled to deduct, as a business expense, the same amount as the recipient of restricted stock must include as ordinary income. Such deduction will be allowed in the Company’s tax year which includes the last day (generally December 31) of the recipient’s tax year in which the recipient is required to include the amount in income. When the recipient sells the shares, he or she will recognize capital gain or loss at the time of sale equal to the difference between his or her basis (the price paid, if any, for the shares plus any amount previously included in income) and the sale price. Any capital gain or loss will be treated as long-term gain or loss if the shares are held for more than one year.

The 2009 Plan is not intended to be qualified under Section 401(a) of the Code, and is not intended to constitute an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.
THE FOREGOING IS A SUMMARY OF CERTAIN ASPECTS OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE GRANT AND EXERCISE OF OPTIONS UNDER THE 2009 PLAN AND OF THE DISPOSITION OF SHARES RECEIVED UPON SUCH EXERCISE. NO INFORMATION IS PROVIDED WITH RESPECT TO SUCH TAX CONSEQUENCES UNDER THE INCOME TAX LAWS OF ANY STATE, MUNICIPALITY, OR NON-U.S. TAXING JURISDICTION, OR THE GIFT, ESTATE, EXCISE (INCLUDING THE RULES APPLICABLE TO DEFERRED COMPENSATION UNDER CODE SECTION 409A), OR OTHER TAX LAWS OTHER THAN FEDERAL INCOME TAX LAW.
THE FOREGOING STATEMENTS ARE NECESSARILY GENERAL AND MAY NOT APPLY IN A PARTICULAR INSTANCE.
Plan Benefits
The grant of awards under the 2009 Plan is discretionary, and therefore it is impossible to determine the total amount and terms of future grants under the 2009 Plan. The awards actually received by the Company’s Named Executive Officers under the 2000 Plan in 2008 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table under “Executive Compensation” in this proxy statement. No awards have been made to the Company’s non-employee directors under the 2000 Plan to date. In 2008 the Company hired two executive officers, who were granted options to purchase 34,200 shares of Common Stock under the 2000 Plan. None of the Company’s remaining executive officers or employees who are not executive officers, as a group, received options to purchase shares of Common Stock under the 2000 Plan. In 2009, a total of 38,000 Nonstatutory Options were awarded to employees, including 25,000 Nonstatutory Options awarded to the Company’s executive officers, as a group.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities, relating to
•	the integrity of the Company’s financial statements,
•	the Company’s compliance with legal and regulatory requirements,
•	the Company’s independent registered public accounting firm’s qualifications and independence, and
•	the performance of the Company’s independent registered public accounting firm.
The Audit Committee meets with management periodically to consider the adequacy of the Company’s system of internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel. The Audit Committee appoints the independent registered public accounting firm and reviews periodically its performance and independence from management.

Management has primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. Management has represented to the Audit Committee that the Company’s audited financial statements for the year ended December 31, 2008 were prepared in accordance with generally accepted accounting principles.
Beard Miller Company, LLP (“BMC”), the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with generally accepted accounting principles, and discusses with the Audit Committee any issue that it believes should be raised with the Audit Committee.
In fulfilling the Audit Committee’s oversight responsibilities, the Audit Committee reviewed and discussed with management and BMC the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which review included discussing the quality of the accounting principles, practices and judgments, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and the integrity of the Company’s financial reporting processes and controls. As part of that process, the Audit Committee also met with BMC, with and without management present, and discussed with BMC the overall scope and plans for, and results of, its audit. The Audit Committee also considered, with and without management present, the selection and evaluation of BMC, including all of the relationships between BMC and the Company and the compatibility of any non-audit service with BMC’s independence. The Audit Committee held four meetings during 2008.
In addition, the Audit Committee has received from BMC the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with BMC its independence from the Company. The Audit Committee has also discussed with BMC any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for that year and filed with the SEC.
Robert P. Keller (Chairman)
Steven F. Bolander
Janet M. Hansen
The foregoing “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and beneficial owners of more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of such common stock with the SEC. Generally, these persons must file such reports at the time they first become subject to Section 16(a) reporting, and thereafter following any change in beneficial ownership. Officers, directors and such greater than ten percent shareholders are required by SEC rules and regulations to furnish the Company with copies of all Section 16(a) reports they file. The Company is required by SEC rules and regulations to identify in its Proxy Statement those individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from each of such persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.
Executive Compensation
Compensation Discussion and Analysis
What are the objectives of the Company’s compensation programs and why does the Company choose to pay each element?
The Company’s primary compensation objective is to provide a total compensation package that enables the Company to attract, retain, and motivate highly qualified and dedicated executives. The Company recognizes its compensation packages must be competitive with those offered by peer companies in order to meet these objectives. The Company defines its peers from two perspectives: regulated and non-regulated utilities, primarily water utilities, both for-profit and municipally owned; and other companies of a comparable size located in southern New Hampshire and adjacent areas.
Another important objective of the compensation program is to provide incentives for the Company’s executives to achieve the Company’s financial and business objectives. Accordingly, bonuses paid to executives under the Company’s written bonus plans or otherwise are principally based upon the achievement of corporate earnings at levels that meet the Company’s financial and business objectives and are expected to produce competitive returns for shareholders.
The Company’s stock option plan is designed to align the interests of its executives with its shareholders and, accordingly, to provide additional incentives for executives to pursue operating and financial objectives that serve to enhance and maximize the share price over time.
A significant factor in recent years in hiring and retaining senior management employees has been the threatened eminent domain taking of a substantial portion of the Company’s assets. The proposed taking has affected new hires as well as existing employees and has necessitated special incentives including retention bonuses and certain change of control provisions that might not have been offered in the absence of this circumstance.

What is the compensation plan designed to reward and how does each element of the Company’s decision regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?
The Company’s executive compensation structure is designed to reward executives for the achievement of both individual and corporate-level goals and objectives. The primary corporate objectives are to attain short-term goals including the Company’s budgeted level of pre-tax income before eminent domain costs and other extraordinary items (as more fully described below), while also systematically achieving its established long-term strategic goals.
The CEO annually reviews and approves individual goals and objectives for each executive officer. These goals reflect each officer’s primary duties and responsibilities, including areas such as rate case administration, finance and accounting, acquisitions and other new business development, engineering, operating expense and/or capital spending control, legal compliance and other managerial and administrative duties. Each executive’s compensation is directly tied to the achievement of these goals.
Similarly, the Compensation Committee annually reviews and approves the CEO’s individual goals and objectives, reflecting his primary duties to increase earnings through revenue growth and cost control, resolve the Company’s long-standing eminent domain dispute, develop the senior management team, oversee the development and implementation of longer term corporate strategies, and produce competitive economic returns for shareholders.
Individual elements of compensation are neither dependent upon nor intended to affect decisions regarding other elements with the exception that bonus payments may be, in some cases, proportional to base salary levels (as more fully described below).
What is each element of compensation and how does the Company determine the amount for each element?
Currently, the principal elements of executive compensation are base salary, bonus, and stock option awards. Each non-employee member of the Board of Directors currently receives cash fees, reimbursement for travel in accordance with corporate policy and may be granted equity awards.
Executive Officers
Base Salary. Each executive officer’s base salary is reviewed and adjusted annually based on his/her individual performance and to ensure competitiveness with peer companies. During the first quarter of each calendar year, the CEO recommends to the Compensation Committee base salary changes, based in part on the use of outside surveys, as further described below, for each of the Company’s other five executive officers to become effective the week which includes April 1st. The Compensation Committee reviews the recommendations of the CEO and recommends base salary changes (including changes to the CEO’s base salary) to the full Board for approval. For 2009, the senior management team, as a group, recommended to the Compensation Committee that their salaries be frozen at 2008 levels. This recommendation was made in recognition of the difficult economic conditions affecting the Company’s operating areas and its customers. In response to this request, the Compensation Committee recommended, and the full Board concurred, that no base salary increase be granted to any of the Company’s executive officers during 2009.
Periodically, the CEO directs the Vice President of Administration to retain outside compensation consultants to conduct surveys of peer company salary levels to ensure the Company’s salary levels are competitive. On occasion, the Compensation Committee meets with compensation consultants hired by the Company.

In 2008, the Company contracted with two separate compensation consulting firms, Saje Consulting, Inc. and W. F. Conover III, Ltd. The Saje firm, which annually publishes the Investor-Owned Water Utility Compensation & Benefits Survey, was engaged to assess the competitiveness of the Company’s base salary levels for all non-union positions including those of the executive officers, recommend merit budget guidelines and recommend salary grades for each position incumbent. The Conover firm was engaged to evaluate the competitiveness of the compensation packages of the Company’s executive officers, with primary focus on base salary, annual cash compensation (base salary plus bonus), total direct compensation (cash compensation plus long-term incentives such as stock options), pay mix (e.g., option grants vs. grants of restricted stock), retirement benefits and direct/indirect automobile benefits. In October 2008 the Conover firm made a presentation to the Company’s Compensation Committee regarding the results of its compensation study of the Company.
Regarding base salary, the Saje firm surveyed both general industry and the utility industry and then determined an overall consensus based on a weighting of 3:1 in favor of the utility industry. This weighting was considered appropriate due to the fact that the Company generally endeavors to fill executive positions from within the utility industry whenever possible. Based on this effort, the Saje firm determined that the 2008 base salaries for the Company’s executive officers were generally competitive, ranging from 90.5% to 103.6% of the Recommended Midpoint base salaries developed from the study. The Company’s General Counsel was not included in the Saje analysis because that executive position was not filled or included in the organization structure at the time of the Saje work.
The Conover firm surveyed publicly-held water utilities and other utilities with revenues less than $100 million, and other publicly-held companies with revenues less than $100 million. Conover extracted data from annual proxy filings by specific companies and various compensation surveys. Based on this data, the Conover firm also determined that the 2008 base salaries for the Company’s officers were competitive, although recommended midpoint salaries in the Conover study were generally somewhat higher than both the Saje levels and the Company actual levels.
In years when base salary increases are proposed for the executive officers of the Company (as stated previously, salaries are being frozen in 2009 at 2008 levels), the CEO utilizes survey information of the type developed by Saje and Conover, among other factors, in preparing recommended salary increases for executive officers. Base salary adjustments are normally considered and recommended to the full Board by the Compensation Committee for approval in March and to become effective the week which includes April 1st.
Bonus Plan. For 2008, there was a written bonus plan wherein each of the Company’s then four executive officers (other than the CEO) was a participant. Under the plan, varying dollar amounts are credited into a “pool” based on actual profit performance for the year in relation to the approved budget for the year, both adjusted to eliminate the effects (positive or negative) of unusual and non-recurring items. More specifically, no amount is credited into the pool if actual income falls below 84% of target income and the amount credited into the pool is capped upon actual income reaching 116% of target income for the year. Once determined, bonus pool amounts are paid out as cash awards as follows: 55% is non-discretionary and allocated among eligible participants pro-rata based on beginning-of-year base salary levels; and 45% is discretionary and allocated among eligible participants based on an assessment of each participant’s absolute and relative performance.

For 2008, profit performance fell below 84% of target income and so no amounts were automatically credited into the bonus pool under the terms of the plan. This was due primarily to substantially lower water usage volumes as a result of historically high rainfall levels in the summer months. Rainfall levels in southern New Hampshire during the third quarter of 2008 were the highest on record since the Company began keeping such data in the late 1880’s. During the quarter, rainfall levels at the Company’s Nashua, New Hampshire water treatment plant totaled 25 inches compared to the prior record of 20 inches in 1991 and the long term average of 10 inches. Our water utility operating costs are predominately fixed in nature and so a decrease in water usage volumes and resulting revenue decrease drops almost entirely to the pre-tax bottom line.
Considering that the shortfall in 2008 profit was generally attributable to local weather conditions and therefore outside the control of senior management coupled with the fact that overall profits for the year were both substantial and greater than for the preceding year, the CEO, based on an assessment of the performance of each of his direct reports, recommended to the Compensation Committee at its March 2009 meeting that some bonus amounts nevertheless be paid to the executive officers who report to him. The amounts recommended by the CEO were as follows: President — Regulated Utilities $7,500; CFO $5,000 (adjusted to take into account post January 1, 2008 hiring date); President — Service Company $6,000; General Counsel $4,500 (adjusted to take into account post January 1, 2008 hiring date); and VP Administration & Regulatory Affairs $6,000. The Compensation Committee voted to recommend to the full Board that these amounts be paid out as bonuses. The Committee also voted to recommend to the full Board that an $11,000 bonus be paid to the CEO in 2009 for the 2008 year.
In setting these bonus amounts, the Compensation Committee considered, among other things, the individual performance of the executive officers in accomplishing water treatment plant construction milestones ahead of schedule and on budget, financing transactions and compliance activities, regulated acquisitions and non-regulated service contracts, and utility regulatory matters, including the eminent domain proceeding that the City of Nashua, New Hampshire is pursuing against Pennichuck Water Works, Inc. In March 2009, the Board approved the payment of these amounts. Bonus payments for any fiscal year are generally paid out on or before March 15th of the ensuing fiscal year.
Pursuant to the terms of his employment agreement, the CEO’s annual target cash bonus is 40% of his then base salary, with the actual amount recommended by the Compensation Committee and approved by the full Board based on the achievement of both corporate-level and personal goals and objectives as determined by the Compensation Committee.
In March 2008, the Compensation Committee recommended and the full Board approved the CEO’s 2007 cash bonus in the amount of $111,000 as compared with a target amount of $102,800. This determination was based upon the Compensation Committee’s assessment of the degree to which the CEO achieved both corporate-level and personal goals and objectives.
In March 2009, the Compensation Committee recommended and the full Board approved the CEO’s 2008 cash bonus in the amount of $11,000. This amount was recommended by the CEO in light of the amounts being paid to the other executive officers of the Company for 2008.
For 2009, the CEO and the Compensation Committee have determined not to develop a formal written bonus plan principally because they have agreed that the plan design needed to be changed to take into account factors outside of management’s control (both positive and negative) such as the effects of weather, and that it would take some time to complete the design change. Accordingly, for 2009 bonus determinations for all executive officers will be discretionary and will be determined by the Compensation Committee based on the achievement of both corporate-level and personal goals and objectives, subject to approval by the full Board.

Equity Awards. Historically, upon the recommendation of the CEO, the Compensation Committee has traditionally awarded stock options, subject to Board approval, annually at or near the beginning of each fiscal year for services rendered during the prior fiscal year and in recognition of expected long term contribution to the Company’s business. Aggregate awards are subject to a number of factors including, but not limited to, the Company’s financial results and position, its stock price and trading activity, and general business, economic, and financial market conditions. The Company did not award any stock options in 2007 or in 2008 (other than an initial grant of 18,000 and 16,200 options to the new CFO and General Counsel, respectively, upon their hiring in 2008) . The principal reason for the absence of stock option awards in 2007 and 2008 was the continuing extraordinary circumstance of the threatened eminent domain taking of a majority of the Company’s assets by the City of Nashua.
As discussed above, the Conover firm was engaged to evaluate the competitiveness of total direct compensation (cash compensation plus long-term incentives such as stock options) and pay mix (e.g., option grants vs. grants of restricted stock) with respect to executive officers. Based on its evaluation, the Conover firm determined that total direct compensation, consisting of the sum of annual cash compensation plus long term equity incentives, was somewhat below mid market competitive levels and also noted that most organizations are now making more and greater use of restricted stock grants in their long-term incentive plans.
The CEO has stated his intention to recommend to the Compensation Committee that, under normal conditions, annual total awards of stock options or other equity awards (excluding awards to recruit new executives and for other special circumstances) be in the range of 1.0% — 1.5% of total common shares outstanding or, in the event the Company adopts a plan to allow restricted stock grants, a lower range that would provide the executives with an approximately equivalent level of incentive reward. Such a range reflects a balance between the dilutive effects of equity awards and the adequacy of amounts to properly motivate key employees to achieve the Company’s business objectives. The Company considers stock option and other equity awards to be a critical element of long-term incentive compensation based upon an employee’s potential to favorably impact the Company’s long-term financial and business performance.
Traditionally, the Company’s annual stock option awards have been fully vested as of the grant date in recognition of services rendered for the prior fiscal year. This approach has also reflected the relatively stable nature of the Company’s primary business, regulated water utility services, as well as its historically low employee turnover. Notwithstanding the foregoing, the current CEO is of the view that future equity grants, including restricted stock grants if the proposal to amend the 2000 Plan to provide for the issuance of restricted stock is approved by the shareholders, should normally be subject to vesting over time (with acceleration of vesting under certain circumstances such as a change of control of the Company). Regardless of when the grant vests, however, pursuant to the requirements of the Company’s current stock incentive plan, the exercise price of stock options shall be equal to the closing market price on the trading day preceding the date of grant.
Under the 2000 Plan, vested stock options are exercisable for a period of ten years from the date of grant or such shorter term as may be provided in the Option grant. In addition, each Option shall be subject to early termination as provided in the Plan. The 2000 Plan provides that options may be granted until March 9, 2017. As of the date of this Proxy Statement, there were 183,834 shares available for stock option awards (and/or restricted stock grants if approved by the shareholders) under the 2000 Plan.

In March 2009, the Compensation Committee and the CEO considered the need for restricted stock or other equity awards (in addition to stock options that are available under the Company’s stock option plan) and concluded that share-based grants such as restricted stock could be an important component of executive compensation that would enable the Company to better attract, retain, and motivate highly qualified and dedicated executives. In deciding to add restricted stock to its equity compensation award alternatives, the Company considered accounting rules requiring that stock options be expensed, compensation trends at other companies and the recommendation of the Conover firm. The Committee also considered that recipients of restricted stock, unlike recipients of stock options, could benefit whether or not the market price of the Company’s stock increased after the grant date. As a result, the Compensation Committee recommended to the Board of Directors that a proposal be included in the 2009 Proxy to amend the Company’s 2000 Stock Option Plan (the “2000 Plan”) to include provisions for the granting of restricted stock. The Committee noted that the amendment would not increase the number of shares available under the 2000 Plan, but rather would only expand the types of awards that could be issued under the 2000 Plan.
Other Compensation. The Company provides certain executive officers a number of other recurring cash and non-cash forms of compensation not normally available to other employees of the Company. These include provision of a company vehicle and reimbursement of related vehicle expenses or, alternatively, a vehicle allowance, reimbursement of civic and industry membership fees and dues (one executive officer holds a social membership to a country club), and reimbursement of the cost of premiums on life insurance covering three times initial or current base salary (four times initial base salary for the CEO).
The Company has also provided certain executives non-recurring cash compensation in the form of retention bonuses and relocation allowances. In addition, the Company has entered into agreements with its six executive officers (including its CEO) that provide for severance payments in the event of a change of control followed by termination of employment by the Company (other than for cause) or resignation by the executive for good reason, all as defined in the agreements. Payments consist of up to two years’ salary, bonus, and fringe benefits (generally payable as a lump sum), all as defined in the agreements. These provisions are consistent with peer company practices and are of particular importance to the Company in light of the City of Nashua’s ongoing attempts to acquire substantially all the Company’s assets through eminent domain taking or otherwise.
Executive officers are also eligible for certain benefits that are available to other employees, including substantially full funding of medical and dental care, group life, and short-term disability plans, 100% matching of the first 3% of salary contributed to the Company’s 401(k) plan (subject to certain limitations), cash payments beginning upon retirement pursuant to the Company’s defined benefit pension plan, and full or partial funding of premiums pursuant to the Company’s post-retirement health care plan.

REPORT OF THE COMPENSATION
AND BENEFITS COMMITTEE
The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) has reviewed and discussed the compensation discussion and analysis (“CD&A”) required by item 402(b) with management. The Compensation Committee recommended to the Board of Directors that the CD&A be included in the registrant’s annual report and Proxy Statement.
The foregoing “Report of the Compensation and Benefits Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Respectfully submitted,
James M. Murphy (Chairman)
Steven F. Bolander
Robert P. Keller
Summary of Cash and Certain Other Compensation
Named Executive Officers
The following table sets forth information for the fiscal year ended December 31, 2008 concerning the compensation paid to each person serving as the registrant’s principal executive officer or acting in a similar capacity during the last completed fiscal year (“CEO”); each person serving as the registrant’s principal financial officer or acting in a similar capacity during the last completed fiscal year (“CFO”); the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of the last completed fiscal year; and up to two additional individuals who would have been among the Company’s three most highly compensated executive officers other than the CEO and CFO but for the fact that he or she was not serving as an executive officer at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE

					Change in
					Pension
					Value and
					Nonqualified
					Deferred
				Option	Compensation	All Other
		Salary	Bonus	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
			‚			ƒ

Duane C. Montopoli „	2008	268,096	11,000	—	43,115	21,627	343,838
President and	2007	255,250	111,000	—	—	22,154	388,404
Chief Executive Officer	2006	86,538	9,000	141,200	—	7,643	244,381

Thomas C. Leonard …	2008	76,923	5,000	64,620	—	6,467	153,010
Senior Vice President —	2007	—	—	—	—	—	—
Finance, Treasurer and	2006	—	—	—	—	—	—
Chief Financial Officer

William D. Patterson †	2008	84,389	—	—	—	11,185	95,574
Senior Vice President and	2007	155,250	120,665	—	25,563	42,339	343,817
Chief Financial Officer	2006	143,750	12,000	—	19,951	38,202	213,903

Donald L. Ware	2008	170,750	7,500	—	42,661	12,590	233,501
President, Regulated Utilities	2007	161,250	85,491	—	38,406	11,647	296,794
	2006	153,500	12,500	—	9,563	10,713	186,276

Stephen J. Densberger	2008	152,654	6,000	—	89,861	15,240	263,755
Executive Vice President	2007	144,750	40,034	—	37,487	11,220	233,491
	2006	141,000	10,000	—	17,606	10,135	178,741

Bonalyn J. Hartley	2008	133,289	6,000	—	50,798	11,225	201,312
Vice President, Administration	2007	125,750	40,034	—	60,414	6,005	232,203
and Regulatory Affairs	2006	120,750	12,000	—	28,520	5,720	166,990

	The Company’s fiscal year ends on December 31.

‚
Includes both bonus awards for services rendered during such year and paid in the following year and certain retention bonuses. Included in this column for 2007 are retention bonuses paid to Mr. Patterson and Mr. Ware in March 2007 in the amounts of $75,000 and $38,000, respectively.

ƒ
The amounts presented for 2008 in this column include (a) premiums paid by the Company on term or whole life insurance policies, as the case may be, for the benefit of the named executive officers, (b) matching contributions made by the Company to the Company’s 401(k) Elective Savings Plan for Employees on behalf of the named executive officers, (c) the value of personal mileage on behalf of the named executive officers, (d) relocation assistance, and (e) the value of dues paid for a country club membership. The dollar value of each such benefit in 2008 was (a) $3,941, $2,302, $51, $1,304, $2,475 and $1,974 for Montopoli, Leonard, Patterson, Ware, Densberger, and Hartley, respectively, for term or whole life insurance premiums, (b) $7,188, $1,569, $3,902, $5,123, $5,781 and $5,200 for Montopoli, Leonard, Patterson, Ware, Densberger, and Hartley, respectively, for matching 401(k) contributions, (c) $10,498, $2,596, $0, $6,163, $5,586 and $4,051 for Montopoli, Leonard, Patterson, Ware, Densberger, and Hartley, respectively, for the value of personal mileage, (d) relocation assistance for Mr. Patterson of $7,232, and (e) $1,398 for Densberger.

„
Mr. Montopoli joined Pennichuck on August 21, 2006 as its President and Chief Executive Officer. The salary and bonus reported for fiscal 2006 have not been annualized and represent the amount earned by Mr. Montopoli for the portion of the year he was employed by Pennichuck.

…
Mr. Leonard joined Pennichuck on July 7, 2008 as its Senior Vice President — Finance, Treasurer and Chief Financial Officer. The salary and bonus reported for fiscal 2008 have not been annualized and represent the amount earned by Mr. Leonard for the portion of the year he was employed by Pennichuck.

†	Mr. Patterson resigned on June 20, 2008. The amounts reported above have not been annualized.
Executive Agreements
Employment Agreement with Duane C. Montopoli. Effective August 21, 2006, the Company and Duane C. Montopoli entered into an Employment Agreement (the “Montopoli Agreement”) pursuant to which Mr. Montopoli presently serves as the Company’s President and Chief Executive Officer, and as a director. Mr. Montopoli’s employment with the Company, which commenced on August 21, 2006 (the “Commencement Date”), may be terminated by the Company at any time upon thirty (30) days prior written notice.
Mr. Montopoli’s initial base salary was $250,000 per year, subject to annual review for possible discretionary upward adjustment. Additionally, he has the opportunity to earn an annual target cash bonus of 40% of his then current annual base salary based on the Compensation Committee’s and full Board’s assessment of the Company’s financial performance and Mr. Montopoli’s performance.
On the Commencement Date, Mr. Montopoli was granted a non-qualified stock option to purchase 40,000 shares of common stock at an exercise price of $19.00 per share, that being the closing price of Company common stock as reported by NASDAQ on August 18, 2006, the trading day immediately preceding the Commencement Date. The grant vests (i.e., becomes exercisable) in three equal annual increments beginning December 31, 2006. The Company has further agreed to grant to Mr. Montopoli an additional non-qualified stock option to purchase 30,000 shares of common stock effective on the earlier to occur of (a) the date of final termination or dismissal through any settlement, adjudication, or other resolution of the eminent domain proceeding (the “Eminent Domain Dispute”) against the Company’s Pennichuck Water Works, Inc. subsidiary by the City of Nashua, New Hampshire that is now pending before the New Hampshire Public Utilities Commission (a “Final Termination”) or (b) the date of public announcement of any settlement agreement, adjudication decision, or other resolution of the Eminent Domain Dispute (such earlier date, the “Grant Date”); said option (i) terminating ten years from the Grant Date, (ii) having an exercise price equal to the closing price of the Company’s common stock on the trading day prior to the Grant Date, and (iii) being exercisable beginning on the date of Final Termination. Mr. Montopoli may also receive other periodic awards of stock options at the discretion of the Board of Directors. Upon the occurrence of a Change of Control (as defined in the Montopoli Agreement), all of these options will become immediately exercisable.

In the event Mr. Montopoli’s employment is terminated by the Company other than for Cause (as defined in the Montopoli Agreement) or by him for Good Reason (as defined in the Montopoli Agreement), he will be entitled to a lump sum payment equal to one year of his then current base salary, plus the continuation of benefits described in the Montopoli Agreement for 12 months. In the event of termination by the Company without Cause or by Mr. Montopoli for Good Reason within 24 months following a Change of Control, Mr. Montopoli will be entitled to a lump sum severance payment equal to two (2) times the sum of (a) his then current annual base salary, and (b) 100% of his aggregate target bonuses of 40% and any other cash bonus plans. Additionally, he will be entitled to continuation of certain benefits described in the Montopoli Agreement for a twenty-four (24) month period.
Mr. Montopoli is entitled to receive (A) health and dental insurance coverage to the extent provided by the Company to its executive officers; (B) group life and disability coverage to the extent provided by the Company to its executive officers; (C) insurance on his life in the amount of one million dollars ($1,000,000). Additionally, he is entitled to participate in the Company’s current pension and other retirement plans, and the Company’s other benefit plans which may be in effect from time to time. The Company also provides Mr. Montopoli with, (i) short term disability coverage encompassing up to sixty percent (60%) of his base salary for a period of up to twenty six (26) weeks, (ii) the use of a leased automobile, and (iii) four (4) weeks paid vacation per year.
Mr. Montopoli agreed, as part of the Montopoli Agreement, to non-competition provisions preventing him from engaging in any activity or business endeavors which directly competes with the regulated water utility business operations conducted by the Company within New Hampshire, Maine, Vermont, Massachusetts, Rhode Island and Connecticut for one year.
On November 9, 2007, the Montopoli Agreement was amended for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
Employment Agreement with Thomas C. Leonard. Effective May 19, 2008, the Company and Thomas C. Leonard entered into an Employment Agreement (the “Leonard Agreement”) pursuant to which Mr. Leonard presently serves as the Company’s Senior Vice President — Finance, Treasurer and Chief Financial Officer. Under the Agreement, Mr. Leonard receives an initial base salary of one hundred sixty thousand dollars ($160,000) per annum. He is entitled to participate in the Company’s officer bonus plan for 2009 and thereafter. For 2008, the Agreement provided that he be considered for a non-plan discretionary bonus.
On his first day of employment, Mr. Leonard received a grant of eighteen thousand (18,000) non-qualified options to acquire common stock of the Company, which will vest in three equal installments of six thousand (6,000) options per year, beginning on the one year anniversary of the date of his employment; provided however, that all of said options shall vest immediately in the event of a Change Of Control (as defined in the Agreement). Mr. Leonard is entitled to participate in the employee benefit programs available to non-union full-time employees of the Company.
In the event Mr. Leonard’s employment is terminated by the Company without Cause (as defined in the Agreement), he will be entitled to salary continuation for six (6) months subject to dollar-for-dollar set-off for cash amounts he receives or accrues from any successor employer or other entity for services rendered during such period, plus COBRA premium cost reimbursement during the same six (6) month period (such aggregate amounts, the “Severance Amount”), Notwithstanding the foregoing, if such termination without Cause occurs within six (6) months before or twenty four (24) months after a Change Of Control (as defined in the Agreement), the Severance Amount shall be two (2) years base salary (at the then-current rate) payable in a lump sum without right of set-off, plus COBRA premium cost reimbursement for eighteen (18) months.

Employment Agreement with Donald L. Ware. On October 3, 2006, the Company entered into an Employment Agreement with Donald L. Ware (the “Ware Agreement”). The Ware Agreement provides for a two year term of employment initially commencing October 3, 2006, which the Company’s Board of Directors may vote to extend for an additional one year period on the first anniversary thereof, and on each anniversary thereafter, for an additional one year period. The term of the Ware Agreement, which has been extended to October 3, 2009, will automatically be extended to two years upon any Change of Control (as defined in the Ware Agreement). Mr. Ware’s initial annual base salary under his Agreement was $156,000. The Board of Directors will review his base salary each year during the first quarter of the calendar year for possible increase. Mr. Ware is entitled to participate in the Company’s bonus, incentive compensation and stock option plans, as amended from time to time.
Mr. Ware is entitled to participate in the employee benefit programs available to the Company’s executive officers, including health and dental insurance coverage, group life and disability coverage, life insurance in the amount of three times his annual salary, participation in the Company’s pension and other retirement and profit sharing plans, and short term and long term disability coverage. During the term of the Ware Agreement, the Company will also pay for Mr. Ware’s reasonable out-of-pocket business, entertainment and other related expenses incident to the performance of his duties under the Ware Agreement. He is entitled to not less than four weeks of paid vacation, and is provided with the use of an automobile.
In the event his employment is terminated by the Company other than for “Cause” (as defined in the Ware Agreement), Mr. Ware is entitled to receive severance benefits, payable as a lump sum, equal to his then current salary and fringe benefits under the Ware Agreement, including any bonus for which he may be entitled, for the greater of (a) the remaining term of the Agreement, or (b) the period of twelve (12) months from the date of termination. In the event Mr. Ware terminates his employment for “Good Reason” (as defined in the Ware Agreement) within 24 months following a Change in Control, he would be entitled to receive severance benefits, payable as a lump sum, equal to his then current salary and fringe benefits under the Ware Agreement, including any bonus for which he may be entitled, for the greater of (A) the remaining term of the Ware Agreement, or (B) the period of twelve (12) months from the date of termination.
Mr. Ware agreed, as part of the Ware Agreement, to non-competition provisions preventing him from engaging in any activity or business endeavors which directly competes with the regulated water utility business operations conducted by the Company within New Hampshire, Maine, Vermont, Massachusetts, Rhode Island and Connecticut for one year after the expiration of the term of the Ware Agreement.
On November 7, 2007, the Ware Agreement was amended for compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
Employee Retention Agreement. As amended on December 18, 2006, the Company entered into an Employee Retention Agreement (the “Retention Agreement”) with Mr. Ware pursuant to which he was eligible to receive a one-time payment in cash or Company common stock (at Mr. Ware’s option) equal to twenty-four percent of his base salary (but not less than $38,000) upon the sooner of: (a) March 1, 2007; or (b) the Final Disposition of the Nashua Eminent Domain Case (as defined in the Retention Agreement). On March 1, 2007, Mr. Ware was paid $38,000 in cash pursuant to the terms of the Retention Agreement.

Change of Control Agreement with Stephen J. Densberger. Mr. Densberger is party to a Change of Control Agreement which, as amended, provides for a lump-sum payment to him in certain circumstances, as discussed below, subject to provisions of the agreement that are intended to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Densberger’s agreement will automatically be extended to two years upon any Change of Control (as defined in the agreement, as amended). That extension will affect the amount of the lump sum payment to Mr. Densberger if his employment is terminated by the Company other than for Cause or if he terminates his employment for Good Reason (as defined in the agreement) within twenty-four months following a Change of Control of the Company, as that lump sum is equal to Mr. Densberger’s then current salary and certain fringe benefits, for the greater of the then remaining term of his agreement or twelve months.
Change of Control Agreement with Bonalyn J. Hartley. Ms. Hartley is party to a Change of Control Agreement which, as amended, provides for a lump-sum payment to her in certain circumstances, as discussed below, subject to provisions of the agreement that are intended to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Ms. Hartley’s agreement will automatically be extended to two years upon any Change of Control (as defined in the agreement, as amended). That extension will affect the amount of the lump sum payment to Ms. Hartley if her employment is terminated by the Company other than for Cause or if she terminates her employment for Good Reason (as defined in the agreement) within twenty-four months following a Change of Control of the Company, as that lump sum is equal to Ms. Hartley’s then current salary and certain fringe benefits, for the greater of the then remaining term of her agreement or twelve months.

Stock Option Grants During the Fiscal Year Ended December 31, 2008
GRANTS OF PLAN-BASED AWARDS

All Other
Option
Awards:
		Number of			Grant Date
		Securities		Exercise or Base	Fair Value of
		Underlying		Price of Option	Stock and
		Options		Awards	Option
Name	Grant Date	(#)		($/Sh)	Awards

Duane C. Montopoli	—	—		—

Thomas C. Leonard	07/07/2008	18,000		22.22	[calculated under FAS123R]

William D. Patterson	—	—		—

Donald L. Ware	—	—		—

Stephen J. Densberger	—	—		—

Bonalyn J. Hartley	—	—		—

	The grant vests in three (3) equal annual increments, with the first vesting date on 07/07/2009.
For additional information regarding grants of stock options, see “Compensation Discussion and Analysis — Executive Compensation” in this Proxy Statement.
Stock Option Exercises and Fiscal Year End Values
The following tables set forth information concerning the exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 2008, and the number and the fiscal year end value of unexercised options held by the Named Executive Officers at December 31, 2008. The value realized on the shares acquired on exercise is the difference between the exercise price and the fair market value on the date of exercise. The value of unexercised, in-the-money options at December 31, 2008, is the difference between its exercise price and the fair market value of the underlying stock on such date. These values have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of the Company’s common stock on the date of exercise.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS
			Equity Incentive
			Plan Awards:
			Number of
	Number of	Number of	Securities
	Securities	Securities	Underlying
	Underlying	Underlying	Unexercised
	Unexercised	Unexercised	Unearned	Option	Option
	Options (#)	Options (#)	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	(#) 	Price ($)	Date

Duane C. Montopoli	40,000	—	—	19.00	08/21/2016

Thomas C. Leonard	—	18,000	—	22.22	07/07/2018

William D. Patterson	—	—	—	—	—

Donald L. Ware	440	—	—	17.44	01/07/2010
	3,333	—	—	20.25	01/25/2012
	5,333	—	—	20.14	10/03/2013
	5,333	—	—	21.24	01/23/2014
	6,000	—	—	19.67	01/28/2015
	6,000	—	—	19.51	12/09/2015

Stephen J. Densberger	5,333	—	—	17.44	01/07/2010
	5,333	—	—	15.29	01/12/2011
	3,333	—	—	20.25	01/25/2012
	5,333	—	—	20.14	10/03/2013
	4,667	—	—	21.24	01/23/2014
	5,333	—	—	19.67	01/28/2015
	4,000	—	—	19.51	12/09/2015

Bonalyn J. Hartley	4,728	—	—	17.44	01/07/2010
	3,333	—	—	20.25	01/25/2012
	2,667	—	—	20.14	10/03/2013
	3,333	—	—	21.24	01/23/2014
	4,000	—	—	19.67	01/28/2015
	4,000	—	—	19.51	12/09/2015


This table does not include a contingent grant of an additional option to purchase 30,000 shares of common stock as more fully described under Employment Agreement for Mr. Montopoli located under “Executive Compensation” in this Proxy Statement.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS 
	Number of Shares
	Acquired on	Value Realized on
	Exercise	Exercise
Name	(#)	($)

Duane C. Montopoli	—	—

Thomas C. Leonard	—	—

William D. Patterson	19,333	71,139

Donald L. Ware	4,600	26,686

Stephen J. Densberger	2,667	30,537

Bonalyn J. Hartley	4,738	33,326

	Exercises listed are for the fiscal year ended December 31, 2008.
Pension Benefits

			Present Value
		Number of	of	Payments
		Years Credited	Accumulated	During Last
		Service	Benefit 	Fiscal Year
Name	Plan Name	(#)	($)	($)

Duane C. Montopoli	Pension Plan for Employees of Pennichuck Corporation	1	43,115	—

Thomas C. Leonard	Pension Plan for Employees of Pennichuck Corporation	—	—	—

William D. Patterson	Pension Plan for Employees of Pennichuck Corporation	—	—	—

Donald L. Ware	Pension Plan for Employees of Pennichuck Corporation	13	166,301	—

Stephen J. Densberger	Pension Plan for Employees of Pennichuck Corporation	34	377,322	—

Bonalyn J. Hartley	Pension Plan for Employees of Pennichuck Corporation	28	436,971	—

	Mr. Patterson resigned on June 20, 2008 and, as such, forfeited his unvested accumulated pension benefits.

Pension Plan
The Company maintains a qualified, non-contributory defined-benefit pension plan for all qualifying employees of the Company and its subsidiaries. In general, the pension plan provides for monthly payments to or on behalf of each covered employee based upon such employee’s career averaged annual compensation, consisting of salary and bonus, prior to retirement and the employee’s covered years of service. Directors who are not employees are not eligible to participate in the plan. The pension plan includes optional early retirement benefits, provided a participant has attained age 55 and has completed ten or more years of covered service. Under the pension plan, the Company makes an annual contribution for the benefit of eligible employees computed on an actuarial basis. All contributions to the fund and expenses of administering the fund are paid by the Company.
The following table sets forth severance benefits that would have been paid to the Named Executive Officers upon certain types of termination of employment quantified as though the termination occurred on December 31, 2008. Such amounts are payable pursuant to employment-related agreements as more fully described elsewhere in this Proxy Statement.

Severance and Change in Control Benefits
See “Executive Agreements” for a description of the following severance and change in control benefits for each of the following executives.

			Change in
			Control Followed
			by Termination
	Resignation	Termination	Without Cause or	Unvested
	for Good	without	Resignation for	Stock
	Reason	Cause	Good Reason	Options
Name	($)	($)	($)	($)

Duane C. Montopoli	301,327	301,327	814,654	—	

Thomas C. Leonard	—	89,298	345,273	—

William D. Patterson ‚	N/A	N/A	N/A	N/A

Donald L. Ware	—	201,678	403,357	—

Stephen J. Densberger	—	—	329,463	—

Bonalyn J. Hartley	—	—	290,462	—


Does not include a contingent grant of an additional option to purchase 30,000 shares of common stock as more fully described under Employment Agreement for Mr. Montopoli located under “Executive Compensation” in this Proxy Statement.

‚	Mr. Patterson resigned on June 20, 2008 and did not receive severance payment.
Director Compensation

	Fees Earned
	or Paid in
	Cash	Total
Name	($)	($)

Joseph A. Bellavance	16,234	16,234
Steven F. Bolander	18,333	18,333
Janet M. Hansen	10,867	10,867
Robert P. Keller	22,633	22,633
John R. Kreick	21,200	21,200
Hannah M. McCarthy	14,134	14,134
James M. Murphy	17,434	17,434
Martha E. O’Neil	14,734	14,734

Each of the non-employee members of the Company’s Board of Directors currently receives a fee of $10,000 annually. Prior to May 5, 2008, this fee was $8,000 annually. Additionally, each non-employee director receives a fee of $600 for each Board of Director and committee meeting they attend in person or by telephone participation. Each committee Chairman also receives an additional fee of $1,500 annually, other than the Chairman of the Audit Committee, who receives an additional fee of $2,500 annually. The Chairman of the Board of Directors receives an additional fee of $5,000 annually. Prior to May 5, 2008, this fee was $5,000 annually. The one director who is also a salaried employee of the Company (i.e., the CEO) does not receive any separate compensation for his services as a director of the Company or of its subsidiaries. Customarily, the Board votes on new committee assignments immediately following the Annual Meeting of Shareholders, typically in early May.
On March 11, 2009, the Board approved that non-executive travel expenses to attend Board and Committee meetings will be reimbursed in accordance with the Company’s employee Travel and Entertainment Expense Policy, effective March 9, 2009.
The increases in director’s fees effective May 5, 2008 were determined by the Compensation Committee based upon an analysis of director’s fees for the following four comparable companies: Middlesex Water Company, Connecticut Water Service Company, York Water Company, and Artesian Resources. These companies were selected as comparables based on their water utility businesses, east coast locations, and total equity market capitalizations. Annual director fees were raised to bring overall director compensation more in line with the comparable companies. Additional consideration was given to the responsibilities of each Board member to their respective Board Committee duties. The Chairman’s additional annual fee was raised to bring his compensation more in line with the Chairpersons of the comparable companies. Additional consideration was given to the Chairman’s regular attendance and participation in various Board Committee meetings for which he is not directly compensated. Finally, consideration was also given to the extended period of time since Board compensation was previously raised.
Certain Relationships and Related Party Transactions
Ms. McCarthy served as the Company’s interim President and CEO from April 16, 2006 until August 21, 2006, and was paid $84,923 by the Company for her services. After consideration, the Board of Directors determined that Ms. McCarthy’s exercise of independent judgment in carrying out her responsibilities as a Company director has not been, and will not be, adversely affected by this relationship and that this relationship would not adversely affect Ms. McCarthy’s status as an “independent director” within the meaning of the relevant NASDAQ rules and all other applicable laws and standards, except that Ms. McCarthy will not be deemed to be an “independent director” for purposes of serving on the Company’s Audit Committee or Compensation Committee for the respective periods specified by such rules.
As noted herein above, effective March 18, 2009 the Company entered into the Gabelli Agreement with GAMCO and its affiliated entities (collectively “Gabelli Group”) pursuant to which (a) the Gabelli Group will be allowed, subject to certain terms and conditions, to increase its beneficial ownership in the Company up to but not reaching 20% under the Company’s Rights Agreement (the “Rights Plan”), and (b) the Company will increase the size of its Board of Directors from nine (9) to eleven (11) effective as of May 6, 2009, the date of the 2009 Annual Meeting of the Shareholders (“2009 Annual Meeting”), and nominate two candidates recommended by the Gabelli Group to fill these additional seats.

The Gabelli Group, in turn, and with respect to the 2009 Annual Meeting, has withdrawn its Notice of Intent to nominate candidates for election to the Board of Directors and its shareholder proposal requesting the Board of Directors to redeem the Rights Plan. The Company previously reported in a Form 8-K filing with the Securities and Exchange Commission that it had amended its Rights Plan to give the Board of Directors the right, in its sole discretion, to determine if any Person (as defined in the Rights Plan) should be exempted from the general 15% beneficial ownership limitation specified therein and, if so, pursuant to what terms and conditions.
The Gabelli Agreement is described in the Company’s March 19, 2009 press release, which is attached as Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2009 and incorporated herein by reference. The description of the Gabelli Agreement is qualified in its entirety by reference to the Letter Agreement that is filed as Exhibit 4.1 to said Form 8-K and is incorporated by reference into this Proxy.
As noted above and in conjunction with the Gabelli Agreement, the Board of Directors of the Company has nominated Clarence A. Davis and Michael I. German for election to three-year terms expiring at the Annual Meeting of Shareholders in 2012. At the same time, the Board of Directors also has nominated Stephen F. Bolander and Robert P. Keller, each an incumbent director, for election to three-year terms expiring at the Annual Meeting of Shareholders in 2012 and nominated Joseph A. Bellavance, also an incumbent director, for election to a two-year term expiring at the Annual Meeting of Shareholders in 2011.
Per the Gabelli Agreement, GAMCO has agreed not to solicit proxies or engage in a proxy contest at the 2009 Annual Meeting of Shareholders and to appear at that meeting and vote in favor of all Board nominees.
If either Messrs. Davis or German is unable or unwilling to serve at any point prior to the 2012 annual meeting, and, so long as GAMCO continues to own at least 5% of the shares of Company common stock then outstanding until the 2012 Annual Meeting, GAMCO may nominate a candidate for election as a replacement director, subject to the approval of the Board of Directors of the Company, whose approval shall not be unreasonably withheld, in accordance with the Board’s published Corporate Governance and Nominating policies and procedures.
Code of Ethics for Financial Professionals
The Company has adopted a Code of Ethics for Financial Professionals applicable to the principal executive officer and all persons serving in a finance, accounting, treasury, tax or investor relations role. The Code of Ethics sets forth standards designed to deter wrongdoing and to promote honest and ethical conduct by such persons, including the avoidance of conflicts of interest, protection of confidential information, and compliance with applicable laws and regulations. A copy of the Code of Ethics for Financial Professionals is available at the Company’s website, www.pennichuck.com. The Company intends to satisfy the SEC disclosure requirement regarding amendments to, or waivers from, certain provisions of its Code of Ethics for Financial Professionals by posting such information on the Company’s website.
Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2008, relating to the equity compensation plans of the Company pursuant to which equity securities of the Company are authorized for issuance. All amounts shown in the table have been adjusted for the four-for-three stock split effective June 1, 2005.

EQUITY COMPENSATION PLAN INFORMATION

Number of
Securities
Remaining
	Number of		Available for
	Securities to be		Future Issuance
	Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
Plan Category	and Rights	and Rights	in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders 	201,511	$19.88	221,030
Equity compensation plans not approved by security holders ‚	—	—	No express number set by plan ‚

Total	201,511	$19.88	221,030

	These plans are the Company’s 1995 Stock Option Plan and the 2000 Stock Option Plan, as Amended and Restated.

‚
The Company adopted a Deferred Compensation Program for directors of Pennichuck Corporation in 1987, as amended in 1997 (the “Plan”). The Plan enables directors to defer receipt of all or part of their annual retainer and meeting fees until the individual ceases to be a director or upon age 70, if earlier. Participating directors under the plan have the option of (1) deferring receipt of such fees, with interest accruing thereon based on the Company’s average cost of money for its short term borrowings, or (2) converting such fees on a semi-annual basis into common share equivalents based on the closing bid price of the Company’s common stock on the conversion date, with dividends credited to the participant on such unit share equivalents and similarly converted into additional common share equivalents. Upon termination of the deferral period, participating directors receive a distribution consisting either of the full amount of cash and interest accrued to his/her account or shares of restricted common stock of the Company equal to the number of unit share equivalents so accumulated. No directors are presently participating in this Plan. The Plan does not provide for a maximum number of shares of common stock that may be issued under the Plan.

Relationship with Independent Accountants
There were no changes in or disagreements with accountants on accounting and financial disclosure during the last two fiscal years.
Fees Paid to Independent Accountants
The following table sets forth the aggregate fees billed, or to be billed, by Beard Miller Company LLP (“BMC”), the Company’s independent accountants for professional services rendered in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and December 31, 2007, and fees billed for audit-related services, tax services and all other services rendered during those periods.

Fee Category	Fiscal 2008	Fiscal 2007
Audit Fees 	$250,510	$248,471
Audit-Related Fees ‚	8,500	8,500
Tax Fees ƒ	15,415	12,000
All Other Fees „	—	—

Total Fees	$274,425	$268,971


Audit Fees consist of fees billed, or to be billed, for professional services rendered for the integrated audit of the Company’s consolidated financial statements, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports and services related to registration statements and bond financings.

‚
Audit-related fees consist of fees, costs and expenses arising from the audit of the Company’s pension plan. Excluded from this table are billings by PWC, the Company’s former independent accountants. For fiscal 2007, fees billed by PricewaterhouseCoopers LLP (“PWC”), the Company’s former independent accountants, in connection with use of their prior audits, are not included in this table.

ƒ	All tax fees listed were paid to BMC in connection with tax return preparation and professional fees related to the eminent domain proceeding.

„	All other fees consist of fees for all products and services other than those reported above.
The Audit Committee’s Charter provides that the Audit Committee must pre-approve all audit services and non-audit services to be provided to the Company by independent registered public accounting firms. All audit services, audit-related services, tax services and other services for fiscal 2008 were pre-approved by the Audit Committee, which concluded that the provision of such services by BMC was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. During March 2009, the Audit Committee pre-approved BMC for audit and non-audit services to be provided to the Company for fiscal 2009.
Representatives of BMC are expected to be present at the 2009 Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so. The representatives are expected to be available to respond to appropriate questions at the meeting.

ANNUAL REPORT ON FORM 10-K
The Company’s Annual Report on Form 10-K is available without charge upon request from our Investor Relations department at Pennichuck Corporation, 25 Manchester Street, Merrimack, New Hampshire 03054, Attention: Investor Relations; Telephone No. (603) 882-5191. The Company’s Annual Report on Form 10-K is also available at http://www.pennichuck.com/investor/2009-sec-proxy.php.
OTHER MATTERS
The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items set forth in this Proxy Statement. The enclosed proxy confers upon each person entitled to vote the shares represented thereby discretionary authority to vote such shares in accordance with his or her best judgment with respect to any other matters which may properly be presented for action at the meeting.
By Order of the Board of Directors,

Roland E. Olivier
Secretary

Appendix A
Pennichuck Corporation
2009 Equity Incentive Plan
(formerly the Amended and Restated 2000 Stock Option Plan;
amendment and restatement approved by the shareholders on                     , 2009)
1. Purpose of Plan. The purpose of the Pennichuck Corporation 2009 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to Employees of Pennichuck Corporation or any present or future Parent or Subsidiary of Pennichuck Corporation and Directors of Pennichuck Corporation to promote the success of the business by providing for or increasing the proprietary interests of such Employees and Directors in the Company.
2. Definitions. As used herein, the following definitions shall apply:
“Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options, Nonstatutory Stock Options or Restricted Stock.
“Board” means the Board of Directors of the Company provided that at least a majority of the Directors are Independent Directors, and if a majority of the Board is not Independent Directors, then Board shall mean a committee comprised solely of Independent Directors.
“Common Stock” means the common stock of the Company, par value $1.00 per share.
“Company” means Pennichuck Corporation, a business corporation organized under the laws of the State of New Hampshire.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Committee appointed by the Board in accordance with Section 4 hereof.
“Continuous Employment” or “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Employment or Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Board, or in the case of transfers between locations of the Company or any Subsidiary or its Parent.
“Continuous Status as a Director” means the absence of any interruption or termination of service as a Director. Continuous Status as a Director shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Board. With respect to a Participant who is both an Employee and a Director, Continuous Status as a Director shall not be considered interrupted solely because such Participant terminates service as an Employee so long as such Participant continues to be a Director without interruption.
“Director” means any member of the Board of Directors of the Company.
“Disinterested Persons” means an administrator of this Plan who is not at the time he or she exercises discretion in administering this Plan eligible, has not at any time within one year prior thereto been eligible, and for one year after so serving will not be eligible, for selection as a person to whom an Award may be granted pursuant to this Plan or any other plan of the Company entitling the participants therein to acquire stock or stock options of the Company.

“Employee” means any person employed on a full-time basis by the Company or any present or future Parent or Subsidiary of the Company.
“Fiscal Year” means the Company’s fiscal year, which as of the Effective Date was the year ending December 31.
“Effective Date” has the meaning given to such phrase in Section 6(a) of this Plan.
“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
“Independent Director” means an independent director as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.
“Nasdaq” means the Nasdaq Global Market (or any successor stock exchange on which the Common Stock is principally traded).
“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
“Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to this Plan.
“Optioned Stock” means Common Stock subject to an Option.
“Optionee” means a Participant who receives an Option.
“Overall Share Limit” has the meaning given to such phrase in Section 3(a) of this Plan.
“Parent” means any present or future corporation which would be a “parent corporation” as defined in Subsections 424(e) and (g) of the Code.
“Participant” means a person selected by the Board to receive an Award under this Plan.
“Plan” means this 2009 Equity Incentive Plan.
“Restricted Period” means the period of time selected by the Board during which an award of Restricted Stock may be forfeited to the Company.
“Restricted Stock” means shares of Common Stock awarded to a Participant under Section 9 that are subject to forfeiture.
“Sale of the Company” shall mean the sale of the Company to an independent third party or group of independent third parties pursuant to which such party or parties acquire (i) a majority of the shares of Common Stock; (ii) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Board (whether by merger, consolidation or sale or transfer of the capital stock); or (iii) all or a majority of the Company’s assets determined on a consolidated basis.
“Share” means a share of Common Stock, as adjusted in accordance with Section 10(b) of this Plan.
“Shareholder Approval” has the meaning given to such phrase in Section 6(a) of this Plan.
“Subsidiary” means any present or future corporation which would be a “subsidiary corporation” as defined in Subsection 424 (f) and (g) of the Code.

3. Shares Subject to Plan.
(a) Except as otherwise required by the provisions of Section 10(b) hereof, the maximum number of Shares of Common Stock that in the aggregate may be delivered under or in satisfaction of Awards under this Plan (the “Overall Share Limit”) shall not exceed 500,000.
(b) If any share of Common Stock subject to an Award granted under this Plan should be cancelled, expire, become unexercisable without having been exercised in full or be forfeited, as a result of the termination of the Participant’s employment, voluntary surrender of the Option or Restricted Stock or otherwise, the Shares which were subject thereto shall, unless this Plan shall have been terminated, be immediately added to the Overall Share Limit and shall be available for future Awards under this Plan.
4. Administration of Plan.
(a) Committee. This Plan shall be administered by a Committee consisting of not less than three Disinterested Persons appointed by the Board.
(b) Powers of the Committee. Subject to the provisions of this Plan, the Committee shall have the authority, in its sole discretion: (i) to determine, upon review of relevant information and in accordance with Section 8(b)(i) of this Plan, the fair market value of the Common Stock; (ii) to consider and make recommendations to the Board concerning the persons to whom, and the time or times at which, Awards shall be granted, the type or combination of types of Awards to be granted, the number of Shares to be represented by each Award and the conditions and provisions, if any, of each Award, including the purchase price (if any) of any Restricted Stock and the duration of the Restricted Period during which, and the conditions under which, Restricted Stock may be forfeited to or repurchased by the Company; (iii) to interpret this Plan; (iv) to prescribe, amend and rescind rules and regulations relating to this Plan; (v) except as limited by this Plan, or otherwise determined by the Board, to determine the terms, restrictions and provisions of each Award (which need not be identical), including without limitation any restriction on transferability of the Common Stock subject to any Award; (vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Board; (vii) to accept the surrender of Options and the substitution of new Options in exchange therefor; (viii) to recommend to the Board that the time or times at which any Option may be exercised be accelerated or deferred (with the consent of the Optionee) but in no event beyond the term of the Option under Section 8(a); and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan and to exercise such other power and authority as may be delegated to it by the Board from time to time.
(c) Effect of the Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all Participants.
5. Eligibility.
(a) Incentive Stock Options shall be granted by the Board and may be granted only to Employees who are in positions in which their decisions, actions and counsel significantly impact the profitability of the Company. In determining the Employees to whom Incentive Stock Options shall be granted, and the number of Shares to be covered by each Incentive Stock Option, the Board shall consider current position, current salary and other compensation, value of services rendered and expected to be rendered, recommendations of senior management and other relevant factors. No Employee who owns Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, or of any Parent or Subsidiary of the Company, may receive an Incentive Stock Option.

The maximum aggregate fair market value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time during any calendar year by an Employee under all Incentive Stock Option Plans, as defined in Section 422 of the Code, of the Company or of any present or future Parent or Subsidiary of the Company, shall not exceed $100,000; to the extent the aggregate fair market value of the Shares exceeds such limit, such Options or portions thereof shall be treated as Nonstatutory Stock Options.
(b) Nonstatutory Stock Options shall be granted by the Board and may be granted to Employees and Directors.
(c) Restricted Stock shall be granted by the Board and may be granted to Employees and Directors.
(d) A person who has been granted an Award may, if otherwise eligible, be granted one or more additional Awards.
(e) Notwithstanding any other provision of this Plan, including without limitation paragraphs (a), (b) and (c) of this Section 5, each Award must be approved by a majority of Independent Directors, provided however, that if a majority of the Board is not comprised of Independent Directors, then each Award shall be approved by a committee comprised solely of Independent Directors.
(f) This Plan shall not confer upon any Participant any right with respect to continuation of employment, nor shall it interfere in any way with his or her right or the Company’s or, where applicable, its Parent’s or a Subsidiary’s right to terminate his or her employment at any time, which right is hereby reserved. Selection for participation in this Plan in one year does not necessarily imply selection in another year.
6. Term of Plan.
(a) This Plan, as amended and restated, became effective on March 11, 2009, the date of its adoption by the Board (“Effective Date”), subject to the approval of this Plan by the shareholders of the Company within 12 months after the Effective Date. This Plan, as amended and restated, shall continue in effect for a term of 10 years (i.e., until March 11, 2019) unless sooner terminated under Section 11 of this Plan. No Option shall be granted after 10 years from the Effective Date. Shareholder approval of this Plan (“Shareholder Approval”) shall be evidenced by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting on this Plan at a regular or special meeting of shareholders of the Company. If Shareholder Approval is not obtained within twelve (12) months after the Effective Date, this Plan shall automatically terminate, and the Company’s 2000 Stock Option Plan, as amended and restated through but not including the Effective Date, shall remain in full force and effect to the same extent and with the same effect as though this Plan had never been adopted.
(b) Pending Shareholder Approval of this Plan, grants of Options (but not Restricted Stock) may be made by the Board of Directors.

7. Terms of Awards.
Each Award shall be evidenced by a written Award Agreement between the Company and the Participant in such form as the Board or the Committee shall approve, which Award Agreement shall comply in all material respects with and be subject to the terms of this Plan.
8. Options.
(a) Term of Option. The term of each Option, within which it may be exercised, shall be 10 years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. In addition, each Option shall be subject to early termination as provided in this Plan.
(b) Exercise Price and Methods of Payment.
(i) The price per Share at which each Option granted under this Plan may be exercised, whether Incentive Stock Options or Nonstatutory Stock Options, shall not, as to any particular Option, be less than its fair market value at the time such Option is granted. Fair market value shall be determined by the Board in the following manner: (i) if on the date of the granting of an Option, sales prices for the Common Stock are regularly reported on a stock exchange or market, then the price per Share shall be no less than the closing price reported on such exchange or market on the most recent trading day preceding the date such Option is granted or if there are no such sales on said date, then the price per share shall be the mean between the closing bid and asked prices on such date as and if so reported; (ii) if no such sales prices or bid and asked quotations are reported for such date, then the price per share shall be determined as of the next reasonably current, prior date for which such final sales price (if available) or closing bid and asked prices (if no final sales price is reported) are reported; or (iii) if no information is available which satisfies the above requirements, the Committee shall make a good faith determination of fair market value based upon the information reasonably available to it at that time.
(ii) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee and may consist entirely of cash, check, other Shares of Common Stock having a fair market value (determined by the Committee) equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment.
(c) Exercise of Option.
(i) Generally. Any Option granted hereunder shall be exercisable in whole at any time during the term of the Option, or in part (but not as to less than 10 Shares at any one time) from time to time during such term, upon such terms and conditions as determined by the Board at the date of grant and as shall be permissible under the terms of this Plan; provided, however, that subject to subparagraphs (ii), (iii) and (iv) of this Section 8(c), an Incentive Stock Option shall be exercisable only by an Optionee who has maintained Continuous Status as an Employee since the date of the grant of the Option and a Nonstatutory Stock Option shall be exercisable only by an Optionee who has maintained Continuous Status as an Employee or Continuous Status as a Director since the date of the grant of the Option, unless otherwise determined by the Committee, in its sole discretion.

An Option may be exercised, subject to provisions hereof relative to its termination and limitations on its exercise, from time to time only by (a) written notice of intent to exercise the Option with respect to a specified number of Shares, and (b) payment to the Company (contemporaneously with delivery of each such notice) of the amount of the Option price, payable as determined by the Committee consistent with Section 8 (b)(ii) of this Plan. If any portion of the exercise price is paid in Shares, such Shares shall be tendered at their then fair market value as determined by the Committee in accordance with Paragraph 8 (b)(i) hereof.
Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii) Exercise During Employment or directorship or Following Death. Unless otherwise provided in the terms of an Option, and except as provided in subparagraphs (iii) and (iv) below, an Incentive Stock Option shall be exercisable only by an Optionee who has maintained Continuous Status as an Employee since the date of the grant of the Option, and a Nonstatutory Stock Option shall be exercisable only by an Optionee who has maintained Continuous Status as an Employee or Continuous Status as a Director since the date of the grant of the Option, except in each case if his or her Continuous Status as an Employee or Continuous Status as a Director is terminated by reason of death, then to the extent that the Optionee would have been entitled to exercise the Option immediately prior to his or her death, such Option of the deceased Optionee may be exercised within three (3) months from the date of his or her death (but no later than the date on which such Option would otherwise expire) by the person or persons (including his or her estate) to whom his or her rights under such Option shall have passed by will or by laws of descent and distribution.
(iii) Option Rights Upon Disability. If an Optionee becomes disabled within the meaning of Section 22(e)(3) of the Code while an Employee or a Director, the Committee, in its discretion, may allow the Option to be exercised (to the extent exercisable on the date of termination of employment) at any time within one (1) year after the date of termination due to disability, unless either the Option or this Plan otherwise provides for earlier termination.
(iv) Option Rights Upon Termination. If an Optionee ceases to maintain Continuous Status as an Employee or Continuous Status as a Director for any reason other than death or disability, his or her Option shall immediately terminate; provided, however, that the Committee may, in its discretion, allow the Option to be exercised (to the extent exercisable on the date the Participant ceased to maintain Continuous Status as an Employee or Continuous Status as a Director) at any time within three (3) months after such date, unless either the Option or this Plan otherwise provides for earlier termination of the Option.
For purposes of subparagraphs (ii), (iii) and (iv) of this subsection (c) above, the Committee’s determination whether a termination has occurred, and the effective date thereof, shall be final and conclusive with regard to all persons affected thereby.
(d) Incentive Stock Options. Each Incentive Stock Option shall include such terms, conditions and provisions as the Board determines to be necessary or desirable in order to qualify such Option as a tax-favored Option within the meaning of Section 422 of the Code, or any amendment thereof, substitute therefor or regulation thereunder. Subject to the limitations of Section 11, and without limiting any other provisions hereof, the Board shall have the power without further approval to amend the terms of this Plan or any awards or agreements thereunder for such purpose.

(e) No Rights as Shareholder. The recipient of any Option under this Plan, unless otherwise provided by this Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for Shares are issued to him or her. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other right as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock certificate is issued, except as provided in Section 10(b) of this Plan.
9. Restricted Stock.
(a) A Restricted Stock Award is an Award entitling the Participant to acquire shares of Common Stock for a purchase price (which may be zero) equal to or less than their par value, subject to certain conditions, including a Company right during a specified period or periods to repurchase such shares at their original purchase price (or to require forfeiture of such shares if the purchase price was zero) if the Participant ceases to maintain Continuous Status as an Employee or Continuous Status as a Director.
(b) Subject to the provisions of this Plan, the Board may award shares of Restricted Stock and determine the purchase price (if any) therefor, the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.
(c) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as set forth in Section 10(a). Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and, unless otherwise determined by the Board or the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificate to the Participant.
(d) Restricted Stock grants may become vested, and not subject to forfeiture, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company of certain performance goals, as the Board shall decide in each case when Restricted Stock is awarded and specify in the Award Agreement.
(e) Unless otherwise specified in the Award Agreement, in the event of the Sale of the Company all of the shares of Common Stock under a Restricted Stock Award shall, immediately prior to the Sale of the Company, become fully vested, and not subject to forfeiture, for any Participant who is employed by the Company immediately prior to such Sale of the Company.

(f) Unless otherwise specified in the Award Agreement, Restricted Stock grants will be forfeited upon the Participant ceasing to maintain Continuous Status as an Employee or Continuous Status as a Director, except as specified below.
(i) If a Participant’s Continuous Status as an Employee or Continuous Status as a Director is terminated by reason of death or disability, as defined in Section 22(e)(3) of the Code, while an Employee or a Director, then the shares of Common Stock held by such Employee or Director under a Restricted Stock Award shall become fully vested, and not subject to forfeiture, immediately upon such termination of Participant’s Continuous Status as an Employee or Continuous Status as a Director by reason of death or disability.
(g) A Participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to nontransferability restrictions and Company repurchase or forfeiture rights described in this Section and subject to any other condition contained in the Award Agreement.
10. General Provisions Applicable to Awards.
(a) Non-Transferability. No Award and no shares of Common Stock underlying an Award that have not been issued or to which any applicable restriction has not lapsed may be sold, assigned, transferred, pledged or otherwise encumbered (a “Transfer”), other than by will or by the laws of descent and distribution.
(b) Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the shareholders of the Company, the number of Shares of Common Stock covered by each outstanding Award, and the Overall Share Limit, as well as the price per Share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the aggregate number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award.
(c) Effect of Certain Corporate Events.
In the event of the proposed dissolution or liquidation of the Company, all outstanding Awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Participant the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable, and may declare that as of the date specified any Restricted Stock Award shall become vested and not subject to forfeiture.
In the event of a proposed Sale of the Company, or the merger of the Company with or into another corporation, the Board in its sole discretion may (i) accelerate the time or times at which any Option may be exercised and may provide for cancellation of such accelerated Options which are not exercised within the time prescribed by the Board, or the Board may provide for each outstanding Option to be assumed or for an equivalent Option to be substituted by a successor corporation in the transaction; (ii) provide for the purchase of Shares of Restricted Stock upon the Participant’s request for an amount of cash or other property that could have been received upon the realization of the Award had the Award been currently payable; and (iii) adjust the terms of an Award of Restricted Stock in a manner determined by the Board or cause the Award to be assumed, or new rights substituted therefor, by another entity.

(d) Time of Granting Awards. The date of grant of an Award under this Plan shall, for all purposes, be the date on which the Board makes the determination of granting such Award. Notice of the determination shall be given to each Employee or Director to whom an Award is so granted within a reasonable time after the date of such grant.
(e) Modification of Awards. At any time and from time to time the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification, extension or renewal shall confer on the holder of said Award any right or benefit which could not be conferred on him or her by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Option.
11. Amendment and Termination of Plan.
(a) Amendment and Termination. The Board may terminate or amend this Plan from time to time in such respects as the Board may deem advisable; provided, however, that the following amendments shall require approval of the shareholders of the Company:
(i) any change in the Overall Share Limit, other than in connection with an adjustment under Section 10(b);
(ii) any material modification in the designation of the class of persons eligible to be granted Awards;
(iii) any change in the minimum Option price under Section 8(b), other than pursuant to Section 10, or any extension of the period within which Options may be exercised;
(iv) removal of the administration of this Plan from the Committee; or
(v) any material increase in the benefits accruing to participants under this Plan.
(b) Effect of Amendment or Termination. Any such amendment or termination of this Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.
12. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to an Award unless the exercise or grant of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with any applicable provisions of law, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

Inability of the Company to obtain any ruling, decision, order, registration or approval from any regulatory body or authority deemed by the Company’s counsel to be necessary or advisable for the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability with respect to the non-issuance or sale of such Shares.
As a condition to the receipt of Shares pursuant to an Award, the Company may require the person receiving such Shares to provide at the time of any such receipt such representations and warranties as the Company shall deem necessary to assure compliance with applicable laws, rules, regulations and interpretations, including representations and warranties that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares or any other representations and warranties necessary or advisable to assure the availability of any exemption from the registration requirements of federal or state laws.
13. Reservation of Shares. The Company, during the term of this Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of this Plan.
14. General Provisions.
(a) Whenever the Company proposes or is required to issue or transfer Shares under this Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares.
The obligations of the Company under this Plan shall be conditional on the payment of such withholding amount, and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such amount from any obligations otherwise due from any of them to the Participant.
(b) This Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New Hampshire.

ANNUAL MEETING OF SHAREHOLDERS OF PENNICHUCK CORPORATION May 6, 2009 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at - http://www.pennichuck.com/investor/2009-sec-proxy.php Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect the following nominees for director: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: O Joseph A. Bellavance O Steven F. Bolander O Clarence A. Davis O Michael I. German O Robert P. Keller INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To approve the proposed amendment and restatement of the Pennichuck Corporation 2000 Stock Option Plan. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” ALL DIRECTOR NOMINEES. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL THIS PROXY IN THE ACCOMPANYING ENVELOPE. A VOTE “FOR” ALL DIRECTOR NOMINEES AND TO APPROVE THE PROPOSED AMENDMENT AND RESTATEMENT OF THE PENNICHUCK CORPORATION 2000 STOCK OPTION PLAN IS RECOMMENDED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF. MARK HERE IF YOU PLAN TO ATTEND THE MEETING To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PENNICHUCK CORPORATION PROXY FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD WEDNESDAY, MAY 6, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE The undersigned having received notice of the 2009 Annual Meeting of Shareholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John R. Kreick and Duane C. Montopoli, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the 2009 Annual Meeting of Shareholders of PENNICHUCK CORPORATION (the “Company”) to be held on Wednesday, May 6, 2009 at 9:00 a.m., local time, at the Marriott Hotel, 2200 Southwood Drive, Nashua, New Hampshire, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)